Exhibit 2.1
The amendment to the PSA has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Charlesbank or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the PSA, as amended, were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the PSA, as amended, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the PSA, as amended, instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the PSA, as amended, and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the PSA, and any amendments thereto, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
AMENDMENT TO PLAN SPONSOR AGREEMENT
     This AMENDMENT TO PLAN SPONSOR AGREEMENT (this “Amendment”), dated as of February 12, 2010, is hereby entered into by and between TLC Vision Corporation, a New Brunswick corporation (the “Company”), and Thriller Acquisition Corp., a Delaware corporation (the “Buyer”), for the purposes of amending that certain Plan Sponsor Agreement dated as of February 3, 2009, by and among the Company, TLC Vision (USA) Corporation, a Delaware corporation, TLC Management Services, Inc., a Delaware corporation, the Buyer and Thriller Canada Acquisition Corp., a corporation organized under the laws of New Brunswick (the “PSA”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the PSA.
     NOW THEREFORE, in consideration of the mutual promises and covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby consent to the following and covenant and agree as follows:
     1. Section 2.2 of the PSA is hereby amended by (i) deleting the period at the end of clause (c) thereof and substituting therefor “; and” and (ii) inserting the following new clause (d):
“(d) the Company’s General Unsecured Claims (as defined in the Plan) to the extent (and only to the extent) provided for in the Plan.”
     2. Section 2.3 of the PSA is hereby amended and restated in its entirety to read as set forth below:
“Section 2.3 Purchase Price. In full payment for the Purchased Assets, the Buyer Parties shall (a) cause to be paid up to $287,500 in respect of the Company’s equity pursuant to the Plan (the “Purchase Price”) and (b) assume the Assumed Liabilities.”
     3. Section 2.4(b)(i) of the PSA is hereby amended by deleting the words “of its General Unsecured Claims and”.

     4. Section 2.4(b)(iv) of the PSA is hereby amended and restated in its entirety to read as set forth below:
     “(iv) [INTENTIONALLY OMITTED]”
     5. The PSA is hereby amended by adding the following new Section 2.7 (and adding a reference thereto in the table of contents):
“Section 2.7 Payment of Unsecured Claims. For the avoidance of doubt, the Buyer hereby agrees that from and after the Closing, it shall cause the US Company and the Management Company to pay their respective General Unsecured Claims as such General Unsecured Claims become payable pursuant to the Plan, and subject to the other limitations and conditions set forth in Plan (including, without limitation, the provisions of the Plan relating to method of payment and maximum aggregate payments).”
     6. Section 6.7(a) of the PSA is hereby amended and restated in its entirety to read as set forth below:
“(a) Except as provided below, the Purchase Price, the Assumed Liabilities and any other relevant items (such as capitalizable costs but for greater certainty not including amounts paid pursuant to Section 2.4(b)(ii), (iii), (iv) or (v) to the extent such amounts are used to pay liabilities that are not liabilities of the Company or are returned to the Buyer, or amounts paid pursuant to Section 2.4(b)(vi) that are not Restructuring Expenses of the Company) (collectively, the “Tax Purchase Price”) shall be allocated for Tax purposes amongst the U.S. Stock, the OccuLogix Stock, the Canadian Stock and the other Purchased Assets in accordance with an allocation statement prepared by Buyer in consultation with its independent accountants and delivered to the Company not later than the fifteenth (15th) day of the ninth (9th) calendar month beginning after the month that includes the Closing Date. For purposes of such allocation, an amount equal to the book value of the tangible assets located in Ontario (as such term is defined for purposes of the Retail Sales Tax Act (Ontario)) on the Latest Balance Sheet shall be allocated to the tangible assets located in Ontario, appropriately adjusted for any assets that have been disposed of prior to the Closing. The Buyer Parties and the Company shall report, act, and file all Tax Returns in all respects and for all purposes consistent with such allocation statement.”
     7. Exhibit A to the PSA is hereby amended and restated in its entirety to read as set forth in Exhibit A hereto.
     8. Except as provided herein, each of the other provisions of the PSA shall remain in full force and effect. The parties hereto hereby confirm and agree that the amendment and/or waiver provisions of the PSA shall remain in full force and effect and any amendment or waiver of any terms of the PSA (as modified hereby) shall be governed by, and be effect in accordance with, the terms of the PSA.
     9. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Amendment shall be governed by and construed in all respects in accordance with the laws of the State of Delaware.

2

     10. This Amendment (including any exhibit or schedule hereto) and the PSA constitute the full and entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Amendment may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument. Facsimiles or other electronic forms of signatures (including “pdf”) shall be deemed to be originals.
[Remainder of Page Intentionally Left Blank]

3

     IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.
 BUYER:

THRILLER ACQUISITION CORP.
By:	/s/ Joshua Klevens
	Name:	Joshua Klevens
	Title:	Treasurer

 COMPANY:

TLC VISION CORPORATION
By:	/s/ William McManus
	Name:	William McManus
	Title:	Interim CFO

[Signature Page to Amendment to the PSA]

Exhibit A
Form of Plan

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
TLC Vision (USA) Corporation , et al.,[1]	)	Case No. 09-14473 (KG)
)
Debtors.	)	Jointly Administered
)

SECOND AMENDED JOINT CHAPTER 11 PLAN OF
REORGANIZATION DATED AS OF FEBRUARY 12, 2010
     The above-captioned debtors and debtors in possession hereby submit their Second Amended Joint Chapter 11 Plan of Reorganization Dated as of February 12, 2010.

RICHARDS LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701
Counsel for Debtors and Debtors in Possession

Dated: Wilmington, Delaware	PROSKAUER ROSE LLP
February 12, 2010	Mark K. Thomas
Paul V. Possinger
Jeremy T. Stillings
Three First National Plaza
70 West Madison, Suite 3800
Chicago, Illinois 60602
Telephone: (312) 962-3550
Facsimile: (312) 962-3551
Counsel for Debtors and Debtors in Possession

[1]	The Debtors in the cases, along with the last four digits of each Debtor’s federal tax identification number and address, are: TLC Vision (USA) Corporation (6220) 16305 Swingley Ridge Road, Chesterfield, MO 63017; TLC Vision Corporation (1150) 5280 Solar Drive, Suite 300, Mississauga, Ontario, L4W 5M8; and TLC Management Services, Inc. (0374) 1209 Orange Street, Wilmington, DE 19801.

Table of Contents

		Page No.
ARTICLE I.

DEFINITIONS, INTERPRETATION AND EXHIBITS.

Section 1.01.	Definitions	1
Section 1.02.	Rules of Interpretation	14
Section 1.03.	Exhibits	15

ARTICLE II.

CLASSIFICATION OF CLAIMS AND INTERESTS

Section 2.01.	Generally	15
Section 2.02.	Unclassified Claims	15
Section 2.03.	Classification of Claims Against and Interests in TLC USA.	15
Section 2.04.	Classification of Claims Against and Interests in TLC Canada.	16
Section 2.05.	Classification of Claims Against and Interests in TLC MSI.	17

ARTICLE III.

PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS AND INTERESTS

Section 3.01.	Satisfaction of Claims and Interests	18
Section 3.02.	Unclassified Claims, Classified Unimpaired and Impaired Claims and Classified Interests	18
Section 3.03.	Administrative Claims	19
Section 3.04.	Priority Tax Claims	19
Section 3.05.	Junior DIP Claims	20
Section 3.06.	Treatment of Claims Against and Interests in TLC USA:	20
Section 3.07.	Treatment of Claims Against and Interests in TLC Canada:	21
Section 3.08.	Treatment of Claims Against and Interests in TLC MSI:	23

i

v

		Page No.
Section 13.19.	No Injunctive Relief	45
Section 13.20.	Non-Voting Equity Securities	45
Section 13.21.	Continued Confidentiality Obligations	46
Section 13.22.	No Admissions or Waivers	46
Section 13.23.	Entire Agreement	46
Section 13.24.	Waiver	46
Section 13.25.	Bar Date for Professionals	46

INTRODUCTION
          This second amended joint plan of reorganization under chapter 11 of the Bankruptcy Code (as amended or modified hereafter in accordance with its terms, the “Plan”), dated as of February 12, 2010, is proposed by TLC Vision Corporation, TLC Vision (USA) Corporation, and TLC Management Services Inc. (collectively, the “Debtors”). Reference is made to the Disclosure Statement accompanying the Plan for a discussion of the Debtors’ history, business, results of operations, historical financial information, properties, projections for future operations and risk factors, a summary and analysis of the Plan, and certain related matters. The Debtors are proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.
          ALL CREDITORS OF THE DEBTORS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN SECTION 1127 OF THE BANKRUPTCY CODE, BANKRUPTCY RULE 3019 AND THE PLAN, THE DEBTORS RESERVE THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THE PLAN PRIOR TO ITS SUBSTANTIAL CONSUMMATION.
          The Debtors have obtained Bankruptcy Court authority to have the Chapter 11 Cases jointly administered for administrative and procedural purposes only. Accordingly, the Plan is being proposed as a joint plan of reorganization of the Debtors for administrative and procedural purposes only. The Plan is not premised upon the substantive consolidation of the Debtors or the Chapter 11 Cases and nothing herein shall be otherwise construed. The Debtors, however, reserve the right to seek substantive consolidation by motion or amendment to the Plan if they conclude that substantive consolidation is necessary or appropriate for effectuation of the Plan. Claims against, and Interests in, the Debtors (other than Administrative Claims, Priority Tax Claims, and Junior DIP Claims) are classified in Article II hereof and treated in Article III hereof.
ARTICLE I.
DEFINITIONS, INTERPRETATION AND EXHIBITS.
          Section 1.01. Definitions. Unless the context requires otherwise, the following terms shall have the following meanings whether presented in the Plan or the Disclosure Statement with initial capital letters or otherwise. As used herein:
          “Administrative Claim” means a Claim for: (a) any cost or expense of administration (including, without limitation, Professional Fee Claims) of any of the Chapter 11 Cases asserted or arising under sections 503, 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code including, but not limited to (i) any actual and necessary post Petition Date cost or expense of preserving the Debtors’ respective Estates or operating the businesses of the Debtors, (ii) any payment to be made under the Plan to cure a default under an assumed executory contract or unexpired lease, (iii) any post-Petition Date cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Debtors in the ordinary course of their respective businesses, (iv) compensation or reimbursement of expenses of Professionals to the extent Allowed by the

Bankruptcy Court under sections 330(a) or 331 of the Bankruptcy Code, and (v) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under Section 546 of the Bankruptcy Code; (b) any fees or charges assessed against the Debtors’ respective Estates under section 1930 of title 28 of the United States Code; and (c) any Allowed administrative claim or superpriority claim granted pursuant to the Junior DIP Order.
          “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.
          “Allowed” means: (i) with reference to any unsatisfied Claim, (a) any Claim against any of the Debtors that has been listed by the Debtors in the Schedules, as such Schedules may have been amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent, and with respect to which no proof of claim has been filed, (b) any Claim specifically allowed under the Plan, (c) any Claim the amount or existence of which has been determined or allowed by a Final Order (including the Junior DIP Order), or (d) any Claim as to which a proof of claim has been timely filed before the Bar Date and to which no objection to the allowance thereof has been filed by the Claims Objection Deadline; provided, however, that the term “Allowed”, with reference to any Claim, shall not include (x) any unliquidated claim or (y) interest or attorneys’ fees on or related to any Claim that accrues from and after the Petition Date unless otherwise expressly provided for in the Plan; and (ii) with reference to any Interests, an Interest which is registered as of the Record Date in such stock register as may be maintained on behalf of the Debtors.
          “Allowed Claim” means a Claim that is Allowed.
          “Allowed Interest” means an Interest that is Allowed.
          “Avoidance Actions” means any and all Causes of Action which a trustee, debtor-in-possession, the estate or other appropriate party in interest may assert under sections 502, 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code (other than those which are released or dismissed as part of and pursuant to the Plan) or under other similar or related state or federal statutes or common law, including fraudulent conveyance laws.
          “Ballot” means the forms of ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims entitled to vote on the Plan shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the instructions regarding voting.
          “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as in effect on the Petition Date, together with all amendments and modifications thereto that subsequently may be made applicable to the Chapter 11 Cases.
          “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or, if such court ceases to exercise jurisdiction over these proceedings, the court or adjunct thereof that exercises jurisdiction over the Chapter 11 Cases.

          “Bankruptcy Rules” means: (a) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under section 2075 of title 28 of the United States Code; (b) the Federal Rules of Civil Procedure, as amended and promulgated under section 2072 of title 28 of the United States Code; (c) the Local Rules of the Bankruptcy Court; and (d) any standing orders governing practice and procedure issued by the Bankruptcy Court, each as in effect on the Petition Date, together with all amendments and modifications thereto that subsequently may be applicable to the Chapter 11 Cases or proceedings therein, as the case may be.
          “Bar Date” means the applicable bar date by which a proof of Claim must be, or must have been, Filed, as established by an order of the Bankruptcy Court, in accordance with the Bankruptcy Code, or as set forth in Section 6.04 hereof.
          “BIA” means the Bankruptcy and Insolvency Act (Canada), R.S.C. 1985, c B-3, as amended from time to time.
          “Business Day” means any day which is not a Saturday, a Sunday, a “legal holiday” as defined in Bankruptcy Rule 9006(a), or a day on which banking institutions in the State of New York are authorized or obligated by law, executive order or governmental decree to be closed.
          “Buyer” means Thriller Acquisition Corp., a Delaware corporation.
          “Buyer Parties” mean Buyer and Canadian Buyer.
          “Canadian Buyer” means Thriller Canada Acquisition Corp., a New Brunswick corporation.
          “Canadian Court” means the Ontario Superior Court of Justice (Commercial List).
          “Canadian Priority Employee Claims” means the claims of the employees and former employees of TLC Canada pursuant to section 6(5) of the CCAA, and the claims of the employees and former employees of TLC Canada and other Persons pursuant to section 6(6) of the CCAA.
          “Canadian Priority Tax Claim” means the claims of Her Majesty in Right of Canada pursuant to section 6(3) of the CCAA.
          “Canadian Recognition Order” means an order of the Canadian Court issued in respect of the CCAA Case recognizing the Plan Sponsor Order and the Junior DIP Order.
          “Canadian Sanction Order” means an order of the Canadian Court recognizing the Plan and the Confirmation Order in their entirety and declaring the Plan and the Confirmation Order to be effective in Canada.
          “Cash” means money, currency and coins, negotiable checks, balances in bank accounts and other lawful currency of the United States of America and its equivalents.

          “Causes of Action” means any and all actions, claims, rights, defenses, third-party claims, damages, executions, demands, crossclaims, counterclaims, suits, choses in action, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims whatsoever, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly, indirectly or derivatively, at law, in equity or otherwise, accruing to the Debtors or the Reorganized Debtors, including, but not limited to, the Avoidance Actions.
          “CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada), R.S.C. 1985, c. C-36, as amended from time to time.
          “CCAA Case” means the proceeding commenced under Part IV of the CCAA by TLC Canada in the Canadian Court.
          “Chapter 11 Cases” means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court on the Petition Date.
          “Charlesbank” means Charlesbank Equity Fund VII, Limited Partnership, its direct and indirect affiliates, and any fund and any accounts managed by Charlesbank Equity Fund VII or a direct or indirect affiliate thereof.
          “Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.
          “Claims Objection Deadline” means the latest of (a) 75 days after the Effective Date, (b) 75 days after the date on which any Claim is Filed, or (c) such later date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clauses (a) and (b) above. The filing of a motion to extend the Claims Objection Deadline shall automatically extend the Claims Objection Deadline until a Final Order is entered on such motion. In the event that such motion to extend the Claims Objection Deadline is denied by the Bankruptcy Court, the Claims Objection Deadline shall be the later of the current Claims Objection Deadline (as previously extended, if applicable) or 30 days after the Bankruptcy Court’s entry of an order denying the motion to extend the Claims Objection Deadline.
          “Class” means each class, subclass or category of Claims or Interests as classified in Article II of the Plan.
          “Committee” means the committee appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code by the United States Trustee on January 5, 2010, as the membership of such committee is from time to time constituted and reconstituted.
          “Committee Members” means the members of any Committee.
          “Confirmation” means the entry by the Bankruptcy Court of the Confirmation Order.

          “Confirmation Date” means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court with respect to the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.
          “Confirmation Hearing” means the hearing held before the Bankruptcy Court to consider Confirmation of the Plan pursuant to sections 1128 and 1129 of the Bankruptcy Code.
          “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
          “Creditor” means any Person that is the Holder of any Claim against any of the Debtors.
          “Day(s)” means, unless expressly otherwise provided, calendar day(s).
          “Debtors” shall have the meaning set forth in the Introduction of this Plan.
          “Disallowed” means, with respect to any Claim or Interest or portion thereof, any Claim against or Interest in the Debtors which: (a) has been withdrawn, in whole or in part, by agreement of the Debtors or Reorganized Debtors and the Holder thereof; (b) has been withdrawn, in whole or in part, by the Holder thereof; or (c) has been disallowed, in whole or part, by Final Order of a court of competent jurisdiction. In each case, a Disallowed Claim or a Disallowed Interest is disallowed only to the extent of disallowance or withdrawal.
          “Disallowed Claim” means a Claim, or any portion thereof, that is Disallowed.
          “Disallowed Interest” means an Interest, or any portion thereof, that is Disallowed.
          “Disbursing Agent” means Reorganized TLC USA or such other Entity that is designated by Reorganized TLC USA to be the holder of the General Unsecured Creditor Note and/or to disburse Property pursuant to the Plan.
          “Disclosure Statement” means the Debtors’ Disclosure Statement With Respect to the Second Amended Joint Chapter 11 Plan of Reorganization Dated as of February 12, 2010, including all exhibits, appendices, schedules and annexes, if any, attached thereto, as submitted by the Debtors, as the same may be altered, amended, supplemented or modified from time to time, and which was prepared and distributed in accordance with sections 1125 and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018.
          “Disputed” means any Claim or Interest that has been neither Allowed nor Disallowed.
          “Disputed Claim” means a Claim, or any portion thereof, that is Disputed. For purposes of the Plan, a Claim that has been neither Allowed nor Disallowed shall be considered a Disputed Claim.

          “Disputed Interest” means an Interest, or any portion thereof, that is Disputed. For purposes of the Plan, an Interest that has been neither Allowed nor Disallowed shall be considered a Disputed Interest.
          “Effective Date” means the date on which all conditions to consummation set forth in Article IX of the Plan have been satisfied or waived (if capable of being duly and expressly waived), provided that no stay of the Confirmation Order is then in effect, as evidenced by the filing and service of a notice thereof with the Bankruptcy Court.
          “Entity” means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, limited liability company, estate, trustee, United States Trustee, unincorporated organization, government, governmental unit (as defined in the Bankruptcy Code), agency or political subdivision thereof.
          “Essential Trade Claims” shall mean those Claims identified by TLC USA as such in the Plan Supplement.
          “Estates” means the estates created in these Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code upon commencement of the Chapter 11 Cases.
          “Exculpated Persons” means: (a) each of the Debtors, (b) directors, officers and employees of the Debtors, as of the Petition Date but prior to the Effective Date, (c) Charlesbank, (d) the Buyer Parties, and (e) the respective current and former officers, directors, employees, agents, stockholders, managers, members, affiliates, partners, advisors, attorneys and professionals of the parties identified in subclauses (a) through (d).
          “Excluded Assets” shall have the same meaning set forth in the Plan Sponsor Agreement.
          “File, Filed or Filing” means file, filed or filing with the Bankruptcy Court in the Chapter 11 Cases.
          “Final Decree” means the final decree entered by the Bankruptcy Court after the Effective Date and pursuant to section 350(a) of the Bankruptcy Code and Bankruptcy Rule 3022.
          “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket of such court, the operation or effect of which has not been stayed, reversed, vacated, modified or amended, and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal, petition for certiorari, or seek review or rehearing has expired and as to which no appeal, petition for certiorari, or petition for review or rehearing was filed or, if filed, remains pending; provided, however, that the possibility that a motion may be filed pursuant to Rules 9023 or 9024 of the Bankruptcy Rules or Rules 59 or 60(b) of the Federal Rules of Civil Procedure shall not mean that an order or judgment is not a Final Order.

          “General Unsecured Claims” means all Allowed Claims, but excluding Administrative Claims, Priority Tax Claims, Professional Fee Claims, Other Secured Claims, Prepetition Lender Secured Claims, Essential Trade Claims, and Other Priority Claims.
          “General Unsecured Creditor Note” means an unsecured promissory note with a zero nominal interest rate to be issued by the Buyer Parties to the Disbursing Agent for the benefit of Holders of Allowed General Unsecured Claims in Classes A5 and B4 in a principal amount equal to the lesser of (a) 10% of the aggregate amount of the Allowed General Unsecured Claims in Classes A5 and B4 hereof, and (b) $3,000,000, to be paid to the Disbursing Agent for the benefit of Holders of Allowed Claims in such Classes on the later of (i) one year after the Effective Date, or (ii) promptly after any such Claim is Allowed, a copy of which shall be filed with the Plan Supplement.
          “Holder” means an Entity holding a beneficial interest in a Claim or Interest and, when used in conjunction with a Class or type of Claim or Interest, means a holder of a beneficial interest in a Claim or Interest in such Class or of such type.
          “Impaired” means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.
          “Impaired Claim” means a Claim which is Impaired.
          “Impaired Interest” means an Interest which is Impaired.
          “Information Officer” means Alvaraz & Marsal Canada Inc., the information officer appointed by the Canadian Court in connection with the CCAA Case.
          “Intercompany Claims” means all claims owing to any Debtor by any other Debtor.
          “Interests” means any and all equity interests, ownership interests or shares in the Debtors issued by the Debtors prior to the Petition Date (including, without limitation, all capital stock, stock certificates, common stock, preferred stock, partnership interests, rights, options, warrants, contingent warrants, convertible or exchangeable securities, investment securities, subscriptions or other agreements and contractual rights to acquire or obtain such an interest or share in the Debtors, partnership interests in the Debtors’ stock appreciation rights, conversion rights, repurchase rights, redemption rights, dividend rights, preemptive rights and liquidation preferences, puts, calls or commitments of any character whatsoever relating to any such equity, ownership interests or shares of capital stock of the Debtors or obligating the Debtors to issue, transfer or sell any shares of capital stock) whether or not certificated, transferable, voting or denominated “stock” or a similar security, and any Claim or Cause of Action related to or arising from any of the foregoing.
          “Junior DIP Agent” means Charlesbank as collateral agent and administrative agent under the Junior DIP Loan Agreement.

          “Junior DIP Claims” means the claims of the Junior DIP Agent and the Junior DIP Lenders based upon, evidenced by, arising under or related to the Junior DIP Loan Agreement, plus all accrued and unpaid interest, fees and costs thereunder.
          “Junior DIP Financing” means the post-petition loan facility provided to the Debtors by the Junior DIP Lenders pursuant to the Junior DIP Loan Agreement.
          “Junior DIP Lenders” means the lender parties to the Junior DIP Loan Agreement.
          “Junior DIP Loan Agreement” means that certain Junior Secured Super Priority Debtor in Possession Credit Agreement dated as of February 3, 2010 by and among the Debtors, the Junior DIP Agent and the Junior DIP Lenders.
          “Junior DIP Order” means the interim or final order, as in effect from time-to-time, entered by the Bankruptcy Court authorizing and approving the Junior DIP Financing and the Debtors’ use of cash collateral pursuant to section 363 of the Bankruptcy Code, and any extensions or amendments thereof.
          “Liens” means, with respect to any asset or Property (or the rents, revenues, income, profits or proceeds therefrom), and in each case, whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise: (a) any and all mortgages, liens, pledges, attachments, charges, leases evidencing a capitalizable lease obligation, conditional sale or other title retention agreement, or other security interest or encumbrance or other legally cognizable security devices of any kind in respect of any asset or Property, or upon the rents, revenues, income, profits or proceeds therefrom; or (b) any arrangement, express or implied, under which any Property is transferred, sequestered or otherwise identified for the purpose of subjecting or making available the same for the payment of debt or performance of any other obligation in priority to the payment of general unsecured Creditors.
          “Management Interests” means equity interests in the Buyer Parties to be issued to each member of the Senior Management team pursuant to the New Management Incentive Plan.
          “Medical Pending Litigation Claims” means all Claims relating to pending litigation against any of the Debtors for medical malpractice or similar liability, as further disclosed in the Disclosure Statement.
          “New Management Incentive Plan” means, collectively, the equity incentive and bonus plans and other terms of employment of Senior Management to be adopted by the Buyer Parties on the Effective Date which provide for the issuance of equity awards to officers and key employees of the Debtors. The Plan Supplement will include the forms of the New Management Incentive Plan in substantially the form to be implemented on the Effective Date.
          “New TLC USA Certificates of Incorporation and By-Laws” means the amended and restated certificates of incorporation, articles of organization, by-laws or other governing charter documents, as appropriate, of TLC USA which will be included in the Plan Supplement. The Plan Supplement will include the forms of the New TLC USA Certificates of Incorporation and By-Laws in substantially the form to be implemented on the Effective Date.
          “Objection” means any objection, application, motion, complaint or any other legal proceeding seeking, in whole or in part, to Disallow, determine, liquidate, classify, reclassify or establish the priority, expunge, subordinate or estimate any Claim (including the resolution of any request for payment of any Administrative Claim) or Interest other than a Claim or an Interest that is Allowed.
          “Other Priority Claims” means any Claim against the Debtors entitled to priority pursuant to section 507(a) of the Bankruptcy Code, including the Canadian Priority Employee Claims other than a Priority Tax Claim or an Administrative Claim.
          “Other Secured Claims” means any Secured Claim (other than the Prepetition Lender Secured Claims).
          “Person” means and includes a natural person, individual, partnership, corporation (as defined in section 101(9) of the Bankruptcy Code), or organization including, without limitation, officers and directors of the Debtors, corporations, limited partnerships, limited liability companies, general partnerships, joint ventures, joint stock companies, trusts, land trusts, business trusts, unincorporated organizations or associations, or other organizations, irrespective of whether they are legal entities, governmental bodies (or any agency, instrumentality or political subdivision thereof), or any other form of legal entities; provided, however, “Person” does not include governmental units, except that a governmental unit that (a) acquires an asset from a Person (i) as a result of the operation of a loan guarantee agreement or (ii) as receiver or liquidating agent of a Person; (b) is a guarantor of a pension benefit payable by or on behalf of a Debtor or an Affiliate of a Debtor; or (c) is the legal or beneficial owner of an asset of (i) an employee pension benefit plan that is a governmental plan, as defined in section 414(d) of the Internal Revenue Code of 1986 or (ii) an eligible deferred compensation plan, as defined in section 457(b) of the Internal Revenue Code of 1986, shall be considered for purposes of section 1102 of the Bankruptcy Code to be a Person with respect to such asset or such benefit.
          “Petition Date” means December 21, 2009, the date on which the Debtors Filed their respective petitions for relief commencing the Chapter 11 Cases.
          “Plan” means this Second Amended Joint Chapter 11 Plan of Reorganization Dated as of February 12, 2010, including all exhibits, appendices, schedules and annexes, if any, attached hereto, as submitted by the Debtors, including the Plan Supplement, as such Plan may be altered, amended, supplemented or modified from time to time in accordance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Confirmation Order and the terms and conditions of Section 13.04 of the Plan.
          “Plan Documents” means the form of the Plan Sponsor Agreement, the New Management Incentive Plan, the Senior Management Contracts, a schedule of the identities of the members of the Boards of Directors of the Reorganized Debtors, and such other definitive documents as may be necessary to implement the Plan.

          “Plan Sponsor” means Charlesbank.
          “Plan Sponsor Agreement” means that certain Plan Sponsor Agreement dated February 3, 2010 among the Buyer Parties and the Debtors, as amended.
          “Plan Sponsor Order” means an order of the Bankruptcy Court, substantially in the form attached to the Plan Sponsor Agreement, approving the assumption of the Plan Sponsor Agreement by the Debtors and the Break-Up Fee, Expense Reimbursement and other amounts paid or payable thereunder, and approving and directing the execution, delivery and performance of the Plan Sponsor Agreement and the applicable ancillary agreements.
          “Plan Supplement” means the supplement to this Plan containing the Plan Documents which shall be filed with the Bankruptcy Court. The Plan Supplement, which shall be reasonably satisfactory to the Debtors and Charlesbank, is incorporated into, and is a part of, this Plan as if set forth in full herein, and all references to this Plan shall refer to this Plan together with all documents contained in the Plan Supplement. The Plan Supplement (containing drafts or final versions of the Plan Documents) shall be filed with the Bankruptcy Court on or before the date that is ten (10) days prior to the Confirmation Hearing, or on such other date as the Bankruptcy Court may establish.
          “Prepetition Agent” means Wells Fargo Bank, N.A., as collateral agent and administrative agent under the Prepetition Credit Agreement, and any predecessor agent thereunder.
          “Prepetition Credit Agreement” means the Amended and Restated Credit Agreement dated as of June 21, 2007 (as amended from time to time), by and among TLC USA, TLC Canada, the guarantors party thereto, the Prepetition Lenders, and the Prepetition Agent pursuant to which the Prepetition Lenders agreed to provide loans and other financial accommodations to TLC USA secured by first priority liens and security interests on substantially all of the Debtors’ assets.
          “Prepetition Lenders” shall mean the lenders party to the Prepetition Credit Agreement.
          “Prepetition Lender Secured Claims” means the claims of the Prepetition Agent and the Prepetition Lenders based upon, evidenced by, arising under or related to the Prepetition Credit Agreement estimated to include, without limitation, (i) outstanding principal amount of term loans of US $76,659,696.92, (ii) outstanding principal amount of revolving loans of US $23,400,000, (iii) the outstanding letter of credit exposure of US $50,000 and CAD $1,000,000, (iv) the outstanding amount under hedge agreements of $1,605,478.79, plus (v) all interest, fees and costs thereunder, all as may be Allowed by the Bankruptcy Court.
          “Prepetition Loan Documents” shall mean the Prepetition Credit Agreement and the other Loan Documents (as defined in the Prepetition Credit Agreement).
          “Priority Tax Claim” means any and all Claims accorded priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code and the Canadian Priority Tax Claim.

          “Professional Fee Claim” means a claim for compensation for services rendered and for reimbursement of expenses incurred pursuant to sections 327, 328, 330, 331 or 503(b) of the Bankruptcy Code, relating to services incurred on and after the Petition Date and prior to and including the Effective Date in connection with an application made to the Bankruptcy Court by Professionals in the Chapter 11 Cases or Professionals retained by or on behalf of the Debtors or their estates in connection with parallel restructuring proceedings in the Canadian Court.
          “Professionals” means any professional employed in these Chapter 11 Cases pursuant to sections 327 or 1103 of the Bankruptcy Code or any Professional entitled to compensation pursuant to sections 327, 328, 330, 331, 503(b)(2) or (4), or 1103 of the Bankruptcy Code or retained by or on behalf of the Debtors or their estates in connection with parallel restructuring proceedings in the Canadian Court.
          “Property” means all assets or property of the Debtors’ respective Estates or the Reorganized Debtors, as applicable, of any nature whatsoever, real or personal, tangible or intangible, including contract rights, accounts and Causes of Action, previously or now owned by the Debtors, or acquired by the Debtors’ respective Estates, or by the Reorganized Debtors, as applicable, as defined in section 541 of the Bankruptcy Code.
          “Purchased Assets” has the meaning ascribed thereto in the Plan Sponsor Agreement.
          “Record Date” means (a) for the purpose of voting on the Plan, the date of entry of the order approving the Disclosure Statement respecting the Plan and (b) for the purposes of any distribution to Holders of Claims and Interests and for the determination of which Interests and Claims are Allowed, the Confirmation Date.
          “Reinstated or Reinstatement” means: (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitled the Holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence or which prohibit certain transactions or actions contemplated by the Plan, or conditioning such transactions or action on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.
          “Rejection Claims” means claims of any non-Debtor counterparty to any unexpired leased of nonresidential real property or executory contract arising on account of the rejection of such lease or contract either during the administration of these Chapter 11 Cases under section 365 of the Bankruptcy Code or as a result of the occurrence of the Effective Date of this Plan.
          “Releasees” means: (a) the directors, officers and employees of the Debtors, in each case as of the Petition Date or that have become directors, officers, or employees thereafter but prior to the Effective Date, and the Debtors’ agents and Professionals, (b) the Junior DIP Agent and each of the Junior DIP Lenders, (c) Charlesbank; (d) the Prepetition Lenders and the Prepetition Agent, (e) the Senior DIP Agent and the Senior DIP Lenders, (f) the Committee and its members (solely in their capacity as Committee members), and (g) the respective current and former officers, directors, employees, agents, stockholders, managers, members, affiliates, partners, attorneys, advisors, investment bankers, consultants and professionals of the parties identified in subclauses (a) through (f); provided, however, that the foregoing released parties identified in subclauses (a) through (f) above shall be released only from liabilities arising out of actions taken in such capacity.
          “Reorganized Debtors” means Reorganized TLC Canada, Reorganized TLC USA, and Reorganized TLC MSI on and after the Effective Date.
          “Reorganized TLC Canada” means TLC Canada on and after the Effective Date.
          “Reorganized TLC USA” means TLC USA on and after the Effective Date.
          “Reorganized TLC MSI” means TLC MSI on and after the Effective Date.
          “Schedule of Rejected Contracts” means the schedule listing certain executory contracts and unexpired leases to be rejected by the Debtors as of the Effective Date, which schedule shall be included in the Plan Supplement.
          “Schedules” means the schedules of assets and liabilities and statements of financial affairs Filed on January 5, 2010 by any of the Debtors in the Chapter 11 Cases, as required by section 521 of the Bankruptcy Code, as the same may have been or may be amended, modified or supplemented.
          “Secured Claim” means any Claim arising before the Petition Date that is: (a) secured in whole or part, as of the Petition Date, by a Lien which is valid, perfected and enforceable under applicable law on Property in which the Debtors’ respective Estates has an interest and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, or (b) subject to setoff under section 553 of the Bankruptcy Code, but, with respect to both case (a) and (b), only to the extent of each such Estate’s interest in the value of the assets or Property securing any such Claim or the amount subject to setoff, as the case may be.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Senior DIP Agent” means Cantor Fitzgerald Securities, in its capacity as agent under the Senior DIP Facility.

          “Senior DIP Facility” means the debtor-in-possession financing facility provided by the Senior Agent and the Senior Lenders pursuant to that certain Senior Secured Superpriority Debtor In Possession Credit Agreement dated as of December 23, 2009 among the Senior DIP Agent and the Debtors.
          “Senior DIP Lenders” means the lender parties to the Senior DIP Facility.
          “Senior Management” means the Chief Executive Officer, Chief Financial Officer, and the Chief Operating Officer, and such other executives and employees designated by the Buyer Parties. The Reorganized Debtors’ senior management shall be substantially the same as the Debtors’ senior management on the date immediately prior to the Effective Date.
          “Senior Management Contracts” means: (a) certain of the existing employment and severance agreements with Senior Management which shall be assumed by the Debtors as of the Effective Date (each as they may be amended with the approval of the Buyer Parties); and (b) any new employment agreements with Senior Management which shall be subject to the approval of the Debtors and the Buyer Parties and which shall become effective as of the Effective Date. The form of the Senior Management Contracts will be Filed under seal with the Bankruptcy Court in connection with the Filing of the Plan Supplement.
          “Subordinated Claims” means any and all claims subordinated pursuant to section 510 of the Bankruptcy Code or pursuant to an order of the Bankruptcy Court.
          “Tax” means any tax, charge, fee, levy, impost or other assessment by any federal, state, local or foreign governmental authority, including, without limitation, income, excise, property, sales, transfer, employment, payroll, franchise, profits, license, use, ad valorem, estimated, severance, stamp, occupation and withholding tax, together with any interest, penalties, fines or additions attributable to, imposed on, or collected by any such federal, state, local or foreign governmental authority.
          “TLC Canada” means TLC Vision Corporation, a New Brunswick Corporation.
          “TLC USA” means TLC Vision (USA) Corporation, a Delaware Corporation.
          “TLC MSI” means TLC Management Services Inc., a Delaware Corporation.
          “TLC Canada Common Stock and Interests” means all authorized, issued and outstanding shares of common stock of, and Interests in, TLC Canada, as of the Petition Date, including, without limitation, all issued, outstanding and unexpired options, warrants, conversion, privilege or other legal or contractual rights to acquire shares of TLC Canada Common Stock or Interests. TLC Canada Common Stock and Interests also includes any contingent, disputed or unliquidated Claims related to or in connection with any of the foregoing.
          “TLC MSI Common Stock and Interests” means all authorized, issued and outstanding shares of common stock of, and Interests in, TLC MSI, as of the Petition Date, including, without limitation, all issued, outstanding and unexpired options, warrants, conversion, privilege or other legal or contractual rights to acquire shares of TLC MSI Common

Stock or Interests. TLC MSI Common Stock and Interests also includes any contingent, disputed or unliquidated Claims related to or in connection with any of the foregoing.
          “TLC USA Common Stock and Interests” means all authorized, issued and outstanding shares of common stock of, and Interests in, TLC USA, as of the Petition Date, including, without limitation, all issued, outstanding and unexpired options, warrants, conversion, privilege or other legal or contractual rights to acquire shares of TLC USA Common Stock or Interests. TLC USA Common Stock and Interests also includes any contingent, disputed or unliquidated Claims related to or in connection with any of the foregoing.
          “Unclaimed Property” means any distribution of Cash or any other Property made to the Holder of an Allowed Claim pursuant to the Plan that: (a) is returned to the Reorganized Debtors as undeliverable and no appropriate forwarding address is received within the later of (a) one (1) year after the Effective Date and (b) one (1) year after such distribution is made to such Holder, or (b) in the case of a distribution made in the form of a check, is not negotiated and no request for reissuance is made as provided for in Section 5.06 of the Plan.
          “Unimpaired” means any Claim that is not Impaired within the meaning of section 1124 of the Bankruptcy Code.
          “United States Trustee” means the United States Trustee appointed under section 581(a)(3) of title 28 of the United States Code to serve in the District of Delaware.
          “U.S. Trustee’s Fee Claims” means any fees assessed against the Debtors’ Estates pursuant to section 1930(a)(6) of title 28 of the United States Code.
          “Vision Source, L.P.” means the Debtors’ optometric franchising segment that provides marketing, practice development and purchasing power to independently owned and operated practices in the U.S. and Canada.
          “Voting Agent” means Epiq Bankruptcy Solutions, LLC.
          Section 1.02. Rules of Interpretation. All references to “the Plan” herein shall be construed, where applicable, to include references to this document and all its exhibits, appendices, schedules and annexes, if any (and any amendments thereto made in accordance with the Bankruptcy Code), including the Plan Supplement. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular paragraph, subparagraph, or clause contained in the Plan. The words “includes” and “including” are not limiting and mean that the things specifically identified are set forth for purposes of illustration, clarity or specificity and do not in any respect qualify, characterize or limit the generality of the class within which such things are included. The captions and headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Any term used in the Plan that is not defined in the Plan, either in Article I hereof or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in (and shall be construed in accordance with the rules of construction under) the Bankruptcy Code or the Bankruptcy Rules (with the Bankruptcy Code controlling in the case of a conflict or ambiguity). Without limiting the preceding sentence, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the Plan, unless superseded herein. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) and Section 13.17 hereof shall apply, but Bankruptcy Rule 9006(a) shall govern.
          Section 1.03. Exhibits. All Exhibits to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein, regardless of when Filed.
ARTICLE II.
CLASSIFICATION OF CLAIMS AND INTERESTS
          Section 2.01. Generally. Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of the Class and is classified in a different Class to the extent the Claim or Interest qualifies within the description of that different Class. A Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released, settled or otherwise satisfied prior to the Effective Date.
          Section 2.02. Unclassified Claims. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are excluded from the Classes designated in this Article II of the Plan. The Junior DIP Claims likewise are not classified and are excluded from the Classes designated in this Article II of the Plan. The treatment accorded Administrative Claims, Priority Tax Claims and Junior DIP Claims is set forth in Article III of the Plan.
          Section 2.03. Classification of Claims Against and Interests in TLC USA.
               (a) Unimpaired Classes. The Plan classifies the following Unimpaired Claims that are not entitled to vote to accept or reject the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of a Claim in the following Classes is conclusively presumed to have accepted the Plan on account of such Claims and is not entitled to vote to accept or reject the Plan:
                    (i) Class A1 shall consist of all Other Secured Claims (subject to Section 3.02).
                    (ii) Class A2 shall consist of all Essential Trade Claims.
                    (iii) Class A3 shall consist of Other Priority Claims.

                    (iv) Class A4 shall consist of all Prepetition Lender Secured Claims.
               (b) Impaired Classes Entitled to Vote. The Plan classifies the following Classes as Impaired Classes that may receive a distribution under the Plan and that are entitled to vote to accept or reject the Plan:
                    (i) Class A5 shall consist of the General Unsecured Claims.
                    (ii) Class A6 shall consist of Medical Pending Litigation Claims.
               (c) Impaired Classes Deemed to Reject. The Plan classifies the following Impaired Classes of Interests and Claims as Impaired Classes that are not entitled to vote to accept or reject the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, each Holder of an Interest or Claim in these Classes is conclusively presumed to have rejected the Plan on account of such Interests or Claims, because the Plan does not entitle the Holders of such Interests and Claims to receive or retain any property under the Plan on account of such Interests or Claims. Accordingly, Holders of such Interests and Claims are not entitled to vote to accept or reject the Plan:
                    (i) Class A7 shall consist of all Subordinated Claims.
                    (ii) Class A8 shall consist of all Intercompany Claims.
                    (iii) Class A9 shall consist of all TLC USA Common Stock and Interests.
          Section 2.04. Classification of Claims Against and Interests in TLC Canada.
               (a) Unimpaired Classes. The Plan classifies the following Unimpaired Claims that are not entitled to vote to accept or reject the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of a Claim in the following Classes is conclusively presumed to have accepted the Plan on account of such Claims and is not entitled to vote to accept or reject the Plan:
                    (i) Class B1 shall consist of all Other Secured Claims (subject to Section 3.02).
                    (ii) Class B2 shall consist of all Other Priority Claims.

                    (iii) Class B3 shall consist of all Prepetition Lender Secured Claims.
               (b) Impaired Classes Entitled to Vote. The Plan classifies the following Classes as Impaired Classes that may receive a distribution under the Plan and that are entitled to vote to accept or reject the Plan:
                    (i) Class B4 shall consist of the General Unsecured Claims.
               (c) Impaired Classes Deemed to Reject. The Plan classifies the following Impaired Classes of Interests and Claims as Impaired Classes that are not entitled to vote to accept or reject the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, each Holder of an Interest or Claim in this Classes is conclusively presumed to have rejected the Plan on account of such Interests or Claims, because the Plan does not entitle the Holders of such Interests and Claims to receive or retain any property under the Plan on account of such Interests or Claims (unless, with respect to Class B6, Class B4 votes in favor of the Plan, in which case it will be entitled to the treatment set forth in Section 3.07(f). Accordingly, Holders of such Interests and Claims are not entitled to vote to accept or reject the Plan:
                    (i) Class B5 shall consist of all Intercompany Claims.
                    (ii) Class B6 shall consist of all TLC Canada Common Stock and Interests.
          Section 2.05. Classification of Claims Against and Interests in TLC MSI.
               (a) Unimpaired Classes. The Plan classifies the following Unimpaired Claims and Unimpaired Interests that are not entitled to vote to accept or reject the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of a Claim or Interest in the following Classes is conclusively presumed to have accepted the Plan on account of such Claims or Interests and is not entitled to vote to accept or reject the Plan:
                    (i) Class C1 shall consist of all Other Secured Claims (subject to Section 3.02).
                    (ii) Class C2 shall consist of all Other Priority Claims.
                    (iii) Class C3 shall consist of the General Unsecured Claims.

                    (iv) Class C4 shall consist of all TLC MSI Common Stock and Interests.
                    (v) Class C5 shall consist of Prepetition Lender Secured Claims.
               (b) Impaired Classes Deemed to Reject. The Plan classifies the following Impaired Class of Claims as an Impaired Class that is not entitled to vote on the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, each Holder of an Interest in this Class is conclusively presumed to have rejected the Plan on account of such Claims, because the Plan does not entitle the Holders of such Claims to receive or retain any property under the Plan on account of such Claims. Accordingly, Holders of such Claims are not entitled to vote to accept or reject the Plan:
                    (i) Class C6 shall consist of all Intercompany Claims.
ARTICLE III.
PROVISIONS FOR TREATMENT OF CLASSES OF
CLAIMS AND INTERESTS
          Section 3.01. Satisfaction of Claims and Interests. The treatment of and consideration to be received by Holders of Allowed Claims or Allowed Interests pursuant to this Article III and the Plan shall be in full satisfaction, settlement, release, extinguishment and discharge of their respective Claims against or Interests in the Debtors and the Debtors’ respective Estates, except as otherwise provided in the Plan or the Confirmation Order.
          Section 3.02. Unclassified Claims, Classified Unimpaired and Impaired Claims and Classified Interests. Administrative Claims and Priority Tax Claims are treated in accordance with section 1129(a)(9)(A) and section 1129(a)(9)(C) of the Bankruptcy Code, respectively. Such Claims are Unimpaired under the Plan and, in accordance with section 1123(a)(1) of the Bankruptcy Code, are not designated as Classes of Claims for purposes of this Plan and for purposes of sections 1123, 1124, 1126 and 1129 of the Bankruptcy Code. The Junior DIP Claims likewise are Unimpaired under the Plan and are not designated as a Class of Claims for purposes of this Plan. In addition, Claims and Interests in Classes A1, A2, A3, A4, B1, B2, B3, C1, C2, C3, C4 and C5 are classified as Classes of Claims and Interests that are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the Holders of Claims or Interests in such Classes are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan. However, in the event that holders of Claims in Classes A1, B1 and C1 are treated as set forth in Sections 3.06(a)(iv), 3.07(a)(iv) or 3.08(a)(iv), they shall be entitled to vote on the Plan. Claims and Interests in Classes A5, A6 and B4 are Impaired, and the Holders thereof are entitled to vote to accept or reject the Plan. Claims in Classes A7, A8, A9, B5, B6 and C6 are Impaired under the Plan, and the Holders thereof will receive no distribution on account of their respective Claims and, pursuant to section 1126(g) of the Bankruptcy Code, such Holders are conclusively presumed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.
          Section 3.03. Administrative Claims. Administrative Claims are Unimpaired. Unless otherwise provided for herein, each Holder of an Allowed Administrative Claim, including Professional Fee Claims, shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (a) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Administrative Claim becomes Allowed, or (iii) a date agreed to in writing by the Debtors or Reorganized Debtors, as the case may be, and the Holder of such Administrative Claim; or (b) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order; provided, however, that Allowed Administrative Claims representing (i) liabilities, accounts payable or other Claims, or obligations incurred in the ordinary course of business of the Debtors consistent with past practices subsequent to the Petition Date, or (ii) contractual liabilities incurred subsequent to the Petition Date, whether or not incurred in the ordinary course of business, shall be paid or performed by the Debtors or the Reorganized Debtors in accordance with the terms and conditions of the particular transactions relating to such liabilities and any agreements relating thereto.
          Section 3.04. Priority Tax Claims. Priority Tax Claims are Unimpaired. Each Holder of an Allowed Priority Tax Claim shall receive, at the option of the Debtors or the Reorganized Debtors, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Priority Tax Claim: (a) the amount of such unpaid Allowed Priority Tax Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Priority Tax Claim becomes Allowed and (iii) a date agreed to by the Debtors or Reorganized Debtors, as the case may be, and the Holder of such Priority Tax Claim; (b) equal Cash payments from the Reorganized Debtors made on the last Business Day of every three (3) month period following the Effective Date, over a period not exceeding five (5) years after the assessment of the tax on which such Priority Tax Claim is based, totaling the principal amount of such Priority Tax Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate publicly quoted on the Effective Date for obligations backed by the full faith and credit of the United States of America maturing in ninety (90) days; or (c) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Priority Tax Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order. The Debtors or the Reorganized Debtors, as the case may be, shall have the right, in their sole discretion, to prepay at any time, in whole or in part, any Allowed Priority Tax Claim without premium or penalty of any sort or nature. Notwithstanding any provision to the contrary in the Plan, the implementing Plan documents or the Order confirming the Plan: (1) nothing shall affect the rights of the United States Internal Revenue Service (the “IRS”) to assert setoff and recoupment; and (2) the Priority Tax Claims of the IRS shall be paid on a no less than quarterly basis within five (5) years of the Petition Date and interest shall accrue on such claims from the Effective Date at the rate and method set forth in 26 U.S.C. Sections 6621 and 6622. Notwithstanding the foregoing, unless Her Majesty in

Right of Canada agrees otherwise, each Allowed Canadian Priority Tax Claim shall be paid within six (6) months of the Canadian Sanction Order, or as the Canadian Court may order.
          Section 3.05. Junior DIP Claims. The Junior DIP Claims are Unimpaired. The Junior DIP Claims shall be paid in full in cash (a) on or as soon as practicable after the Effective Date or (b) upon such other terms as the Reorganized Debtors and the Holders of such Claims may agree.
          Section 3.06. Treatment of Claims Against and Interests in TLC USA:
               (a) Class A1: Other Secured Claims. Class A1 Other Secured Claims are Unimpaired (unless such Claims are treated pursuant to clause (iv) in the following sentence, in which case such Claims are Impaired and shall be entitled to vote). Each Holder of an Allowed Class A1 Other Secured Claim shall receive, in the sole discretion of the Debtors or the Reorganized Debtors, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (i) Cash equal to the amount of such Allowed Other Secured Claim on or as soon as practicable after the later of (x) the Effective Date, (y) the date that such Other Secured Claim becomes Allowed, and (z) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class A1 Other Secured Claim; (ii) treatment such that such Other Secured Claim is Reinstated; (iii) the Property securing such Other Secured Claim, with any deficiency to result in a General Unsecured Claim; (iv) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or Reorganized Debtors, as the case may be; or (v) as the Bankruptcy Court may order.
               (b) Class A2: Essential Trade Claims. Class A2 Essential Trade Claims are Unimpaired. Each Holder of an Allowed Class A2 Essential Trade Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (i) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (x) the Effective Date, (y) the date on which such Class A2 Claim becomes Allowed, and (z) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class A2 Essential Trade Claim; or (ii) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.
               (c) Class A3: Other Priority Claims. Class A3 Other Priority Claims are Unimpaired. Each Holder of an Allowed Class A3 Other Priority Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (i) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (x) the Effective Date, (y) the date on which such Class A3 Claim becomes Allowed, and (z) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class A3 Claim; or (ii) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.
               (d) Class A4: Prepetition Lender Secured Claims. Class A4 Prepetition Lender Secured Claims are Unimpaired. Each Holder of an Allowed Class A4

Prepetition Lender Secured Claim shall receive, on or as soon as reasonably practicable after the Effective Date, in full satisfaction, settlement, release, extinguishment and discharge of such Claim, cash in an amount equal to such Allowed Class A4 Prepetition Lender Secured Claim.
               (e) Class A5: General Unsecured Claims. Class A5 General Unsecured Claims are Impaired. Each Holder of an Allowed Class A5 General Unsecured Claim shall receive, on or as soon as reasonably practicable after the Effective Date, in full satisfaction, settlement, release, extinguishment and discharge of such Claim, its pro rata share of: (i) Cash in the amount of 90% of the aggregate amount of all Allowed Class A5 Claims, up to a maximum amount (when combined with the aggregate amount of all Allowed Class B4 Claims) of $9,000,000; and (ii) from the General Unsecured Creditor Note, 10% of all Allowed Class A5 Claims, up to a maximum amount (when combined with the aggregate amount of all Allowed Class B4 Claims) of $3,000,000; provided, however, that in the event that Holders of Allowed Class A5 Claims are paid in full pursuant to this Section 3.06(e), any remaining balance from the foregoing shall be distributed pro rata to Holders of Allowed Claims in Class B4.
               (f) Class A6: Medical Pending Litigation Claims. Class A6 Medical Pending Litigation Claims are Impaired. On the Effective Date, the Holders of Class A6 Medical Pending Litigation Claims shall be entitled to payment exclusively by way of any insurance coverage held by TLC USA or its affiliates covering such Medical Pending Litigation Claims.
               (g) Class A7: Subordinated Claims. Class A7 Subordinated Claims are Impaired. Holders of Class A7 Subordinated Claims shall not receive or retain any Property under the Plan on account of such Subordinated Claims. On the Effective Date, all Subordinated Claims shall be extinguished.
               (h) Class A8: Intercompany Claims. Class A8 Intercompany Claims are Impaired. Holders of Class A8 Intercompany Claims shall not receive or retain any Property under the Plan on account of such Intercompany Claims. On the Effective Date, all Intercompany Claims shall be extinguished, provided that claims owing by non-debtor subsidiaries and affiliates to TLC USA shall not be affected by this Plan.
               (i) Class A9: TLC USA Common Stock and Interests. Class A9 TLC USA Common Stock and Interests are Impaired. Holders of Class A9 TLC USA Common Stock and Interests shall not receive or retain any Property under the Plan on account of such Common Stock and Interests. All TLC USA Common Stock and Interests shall be transferred to the Buyer Parties pursuant to the Plan Sponsor Agreement.
          Section 3.07. Treatment of Claims Against and Interests in TLC Canada:
               (a) Class B1: Other Secured Claims. Class B1 Other Secured Claims are Unimpaired (unless such Claims are treated pursuant to clause (iv) in the following sentence, in which case such Claims are Impaired and shall be entitled to vote). Each Holder of an Allowed Class B1 Other Secured Claim shall receive, in the sole discretion of the Debtors or the Reorganized Debtors, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (i) Cash equal to the amount of such Allowed Other Secured Claim on or as soon as practicable after the later of (x) the Effective Date, (y) the date that such Other Secured Claim becomes Allowed, and (z) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class B1 Other Secured Claim; (ii) treatment such that such Other Secured Claim is Reinstated; (iii) the Property securing such Other Secured Claim, with any deficiency to result in a General Unsecured Claim; (iv) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or Reorganized Debtors, as the case may be; or (v) as the Bankruptcy Court may order.
               (b) Class B2: Other Priority Claims. Class B2 Other Priority Claims are Unimpaired. Each Holder of an Allowed Class B2 Other Priority Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (i) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (x) the Effective Date, (y) the date on which such Class B2 Claim becomes Allowed, and (z) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class B2 Claim; or (ii) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order. Notwithstanding the foregoing, each Allowed Canadian Priority Employee Claim shall be paid immediately after the Canadian Sanction Order, or as the Canadian Court may order.
               (c) Class B3: Prepetition Lender Secured Claims. Class B3 Prepetition Lender Secured Claims are Unimpaired. Each Holder of an Allowed Class B3 Prepetition Lender Secured Claim shall receive, on or as soon as reasonably practicable after the Effective Date, in full satisfaction, settlement, release, extinguishment and discharge of such Claim, cash in an amount equal to such Allowed Class B3 Prepetition Lender Secured Claim.
               (d) Class B4: General Unsecured Claims. Class B4 General Unsecured Claims are Impaired. Class B4 General Unsecured Claims are Impaired. Each holder of an Allowed Class B4 General Unsecured Claim shall receive, in full satisfaction, settlement, release, extinguishment, and discharge of such Claim, its pro rata share of: (i) (i) Cash in the amount of 90% of the aggregate amount of all Allowed Class B4 Claims, up to a maximum amount (when combined with the aggregate amount of all Allowed Class A5 Claims) of $9,000,000; and (ii) from the General Unsecured Creditor Note, 10% of all Allowed Class B4 Claims, up to a maximum amount (when combined with the aggregate amount of all Allowed Class A5 Claims) of $3,000,000; provided, however, that in the event that Holders of Allowed Class B4 Claims are paid in full pursuant to this Section 3.07(d)(i), any remaining balance from the foregoing shall be distributed pro rata to Holders of Allowed Claims in Class A5.
               (e) Class B5: Intercompany Claims. Class B5 Intercompany Claims are Impaired. Holders of Class B5 Intercompany Claims shall not receive or retain any Property under the Plan on account of such Intercompany Claims. On the Effective Date, all Intercompany Claims shall be extinguished, provided that claims owing by non-debtor subsidiaries and affiliates to TLC Canada shall not be affected by this Plan.
               (f) Class B6: TLC Canada Common Stock and Interests. Class B6 TLC Canada Common Stock and Interests are Impaired and deemed to have rejected the Plan.

The Holders of the TLC Canada Common Stock and Interests shall retain such Common Stock and Interests although TLC Canada shall no longer have any assets following the consummation of the Plan and Plan Sponsor Agreement. The Holders of the TLC Canada Common Stock and Interests shall not receive or retain any Property under the Plan on account of such Common Stock and Interests, provided, however, that solely in the event that Holders of Class B4 General Unsecured Claims vote to accept the Plan, each Holder of an Allowed Class B6 TLC Canada Common Stock and Interest shall receive its pro rata share of a cash pool of $287,500.
          Section 3.08. Treatment of Claims Against and Interests in TLC MSI:
               (a) Class C1: Other Secured Claims. Class C1 Other Secured Claims are Unimpaired (unless such Claims are treated pursuant to clause (iv) in the following sentence, in which case such Claims are Impaired and shall be entitled to vote). Each Holder of an Allowed Class C1 Other Secured Claim shall receive, in the sole discretion of the Debtors or the Reorganized Debtors, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (i) Cash equal to the amount of such Allowed Other Secured Claim on or as soon as practicable after the later of (x) the Effective Date, (y) the date that such Other Secured Claim becomes Allowed, and (z) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class C1 Other Secured Claim; (ii) treatment such that such Other Secured Claim is Reinstated; (iii) the Property securing such Other Secured Claim, with any deficiency to result in a General Unsecured Claim; (iv) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or Reorganized Debtors, as the case may be; or (v) as the Bankruptcy Court may order.
               (b) Class C2: Other Priority Claims. Class C2 Other Priority Claims are Unimpaired. Each Holder of an Allowed Class C2 Other Priority Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (i) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (x) the Effective Date, (y) the date on which such Class C2 Claim becomes Allowed, and (z) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class C2 Claim; or (ii) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.
               (c) Class C3: General Unsecured Claims. Class C3 General Unsecured Claims are Unimpaired. Each Holder of an Allowed Class C3 General Unsecured Claim not satisfied as of the Effective Date of the Plan shall receive, in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (i) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (x) the Effective Date, (y) the date on which such General Unsecured Claim becomes Allowed, or (z) a date agreed to in writing by the Debtors or Reorganized Debtors, as the case may be, and the Holder of such General Unsecured Claim; (ii) treatment such that such General Unsecured Claim is Reinstated; or (iii) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.

               (d) Class C4: TLC MSI Common Stock and Interests. Class C4 TLC MSI Common Stock and Interests is Unimpaired. Holders of Allowed Class C4 TLC MSI Common Stock and Interests shall retain their Interests.
               (e) Class C5: Prepetition Lender Secured Claims. Class C5 Prepetition Lender Secured Claims are Unimpaired. Each Holder of an Allowed Class C5 Prepetition Lender Secured Claim shall receive, on or as soon as reasonably practicable after the Effective Date, in full satisfaction, settlement, release, extinguishment and discharge of such Claim, cash in an amount equal to such Allowed Class C5 Prepetition Lender Secured Claim.
               (f) Class C6: Intercompany Claims. Class C6 Intercompany Claims are Impaired. Holders of Class C6 Intercompany Claims shall not receive or retain any Property under the Plan on account of such Intercompany Claims. On the Effective Date, all Intercompany Claims shall be extinguished, provided that claims owing by non-debtor subsidiaries and affiliates to TLC MSI shall not be affected by this Plan.
ARTICLE IV.
ACCEPTANCE OR REJECTION OF THE PLAN; CRAMDOWN
          Section 4.01. Acceptance by Impaired Classes of Claims and Interests. Pursuant to section 1126(c) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if: (a) the Holders of at least two-thirds (2/3) in dollar amount of the Allowed Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code) have timely and properly voted to accept the Plan, and (b) more than one-half (1/2) in number of the Holders of such Allowed Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code) have timely and properly voted to accept the Plan. No Class of Interests is entitled to vote on the Plan pursuant to section 1126 of the Bankruptcy Code.
          Section 4.02. Voting Classes. Except as otherwise required by the Bankruptcy Code or the Bankruptcy Rules or as otherwise provided in this Section 4.02, the Holders of Claims against TLC USA in Classes A5 and A6 and Holders of Claims or Interests against TLC Canada in Class B4 shall be entitled to vote to accept or reject the Plan in accordance with Section 4.01 of the Plan. Classes of Claims and Interests Unimpaired under the Plan (Classes A1, A2, A3, A4, B1, B2, B3, C1, C2, C3, C4 and C5) shall not be entitled to vote to accept or reject the Plan, and shall be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Classes of Claims and Interests that are Impaired that are receiving no distribution under the Plan (Classes A7, A8, A9, B5, B6 and C6) shall not be entitled to vote to accept or reject the Plan and shall be conclusively presumed to have rejected the Plan. Administrative Claims, Priority Tax Claims and the Junior DIP Claims are Unimpaired and not classified under the Plan and hence are not entitled to vote to accept or reject the Plan.
          Section 4.03. Ballot Instructions. Each Holder of a Claim entitled to vote on the Plan will be asked to complete and return a Ballot to the Voting Agent, which will compile the votes so received. Any questions as to the validity, form, and eligibility (including time of receipt) of Ballots will be resolved by the Bankruptcy Court upon application or at the Confirmation Hearing.
          Section 4.04. Cramdown. If all applicable requirements for Confirmation of the Plan are met as set forth in section 1129(a)(1) through (13) of the Bankruptcy Code except subsection (8) thereof, the Debtors intend to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code, notwithstanding the requirements of section 1129(a)(8) thereof, on the bases that the Plan is fair and equitable, and does not discriminate unfairly, with respect to each Class of Claims or Interests that is Impaired under, and has not accepted or is deemed to have rejected, the Plan.
ARTICLE V.
PROVISIONS GOVERNING DISTRIBUTIONS
UNDER THE PLAN
          Section 5.01. Timing of Distributions. Except as set forth in Section 5.03 below, distributions of Property will be made to Holders of Allowed Claims and Allowed Interests in accordance with Article III of the Plan. If a Claim or Interest is not an Allowed Claim or an Allowed Interest as of the applicable distribution date, distributions will be made only if and when the Claim or Interest is Allowed, and then in accordance with Article III of the Plan and, with respect to the cure of defaults for assumed executory contracts and unexpired leases, Section 6.02 of the Plan, and in each case, subject to Article VIII of the Plan.
          Section 5.02. Distributions to Holders of Allowed Claims. The Reorganized Debtors shall deliver to the Disbursing Agent sufficient Cash to make the distributions to be made on the Effective Date to the Holders of Allowed Claims entitled to receive Cash in accordance with Article III of the Plan. Payments and other distributions to be made pursuant to the Plan will be available from the funds held by the Reorganized Debtors as of the Effective Date. If any dispute arises as to the identity of a Holder of an Allowed Claim who is to receive any distribution, the Reorganized Debtors shall, in lieu of making such distribution to such Holder, delay such distribution until the disposition thereof shall be determined by Final Order of the Bankruptcy Court or by written agreement among the interested parties to such dispute.
          Section 5.03. Delivery of Distributions. Distributions to Holders of Allowed Claims shall be made by the Disbursing Agent: (a) at the last known addresses of such Holders or (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent. If any Holder’s distribution is returned as undeliverable, no further distributions to such Holder shall be made unless and until the Disbursing Agent is notified of such Holder’s then current address, at which time all missed distributions shall be made to such Holder without interest; provided, however, that such notice be received by the Disbursing Agent prior to such distribution becoming Unclaimed Property. All distributions pursuant to the Plan shall be at the Reorganized Debtors’ expense.
          Section 5.04. Method of Cash Distributions. Any Cash payment to be made pursuant to the Plan may be made by Cash, draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law at the option of the Reorganized Debtors.

          Section 5.05. Fractional Dollars. Whenever any payment of a fraction of a dollar would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollars (rounding down in the case of $0.50 or less and rounding up in the case of more than $0.50).
          Section 5.06. Failure to Negotiate Checks. Checks issued in respect of distributions under the Plan shall be null and void if not negotiated within sixty (60) days after the date of issuance. Any amounts returned to the Reorganized Debtors in respect of such non-negotiated checks shall be held by the Reorganized Debtors, as appropriate. Requests for reissuance for any such check shall be made directly to the Reorganized Debtors by the Holder of the Allowed Claim with respect to which such check originally was issued. All amounts represented by any voided check will be held until the later of one (1) year after (a) the Effective Date or (b) the date that a particular Claim is Allowed, and all requests for reissuance by the Holder of the Allowed Claim in respect of a voided check are required to be made prior to such date. Thereafter, all such amounts shall be deemed to be Unclaimed Property, in accordance with Section 5.07 of the Plan, and all Holders of Claims in respect of void checks shall be forever barred, estopped and enjoined from asserting a claim to such funds in any manner against the Debtors or their respective assets or the Reorganized Debtors or their respective assets.
          Section 5.07. Unclaimed Distributions. All Property distributed on account of Claims must be claimed within the later of (a) one (1) year after the Effective Date or (b) one (1) year after such distribution is made to such Holder or, in the case of a distribution made in the form of a check, must be negotiated and a request for reissuance be made as provided for in Section 5.06 of the Plan. All Unclaimed Property will be retained by and will revest in the Reorganized Debtors and will no longer be subject to distribution. All full or partial payments made by the Disbursing Agent and received by the Holder of a Claim prior to the Effective Date will be deemed to be payments under the Plan for purposes of satisfying the obligations of the Debtors pursuant to the Plan. Nothing contained in the Plan shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim other than by reviewing the records of the Debtors or the Reorganized Debtors, as applicable, and any Claims filed in these Cases. Pursuant to section 1143 of the Bankruptcy Code, all Claims in respect of Unclaimed Property shall be deemed Disallowed and the Holder of any Claim Disallowed in accordance with this Section 5.07 will be forever barred, expunged, estopped and enjoined from asserting such Claim in any manner against the Debtors or their respective assets or the Reorganized Debtors or their respective assets.
          Section 5.08. Limitation on Distribution Rights. If a claimant holds more than one Claim in any one Class, all Claims of the claimant in that Class will be aggregated into one Claim and one distribution will be made with respect to the aggregated Claim.
          Section 5.09. Compliance With Tax Requirements. In connection with each distribution with respect to which the filing of an information return (such as an Internal Revenue Service Form 1099 or 1042) or withholding is required, the Reorganized Debtors shall file such information return with the Internal Revenue Service and provide any required statements in connection therewith to the recipients of such distribution or effect any such withholding and deposit all moneys so withheld as required by law. With respect to any Person from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by the Reorganized Debtors within thirty (30) days from the date of such request, the Reorganized Debtors may, at their option, withhold the amount required and distribute the balance to such Person or decline to make such distribution until the information is received.
          Section 5.10. Documentation Necessary to Release Liens. Each Creditor which is to receive a Cash distribution under the Plan in full satisfaction of a Secured Claim shall not receive such distribution until such Creditor executes and delivers any documents necessary to release all Liens arising under any applicable security agreement or non-bankruptcy law (in recordable form if appropriate) in connection with such Secured Claim and such other documents as the Debtors or the Reorganized Debtors, as applicable, may reasonably request or otherwise turns over and releases any and all Property of the Debtors that secures or purportedly secures such Claim. Any such Holder that fails to execute and deliver such release of liens within 120 days of the Effective Date shall be deemed to have no further Claim against the Debtors, the Reorganized Debtors or their assets or Property in respect of such Claim and shall not participate in any distribution hereunder on account of such Claim. Notwithstanding the immediately preceding sentence, any such Holder of a Disputed Claim shall not be required to execute and deliver such release until at least the date that is 30 days after the date on which such Claim is Allowed or Disallowed.
ARTICLE VI.
EXECUTORY CONTRACTS AND UNEXPIRED LEASES; INDEMNIFICATION
OBLIGATIONS; BENEFIT PROGRAMS
          Section 6.01. Treatment of Executory Contracts and Unexpired Leases. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any Person or Entity shall be deemed assumed by the Debtors as of the Effective Date, except for any executory contract or unexpired lease that (a) has expired or terminated pursuant to its own terms, (b) has previously been assumed, assumed and assigned, or rejected pursuant to an order of the Bankruptcy Court on or prior to the Confirmation Date, and, if necessary, by order of the Canadian Court, (c) is the subject of a pending motion to assume, assume and assign, or reject as of the Confirmation Date, or (d) is listed on the Schedule of Rejected Contracts which shall be included with the Plan Supplement; provided, however, that the Debtors shall have the right, with the consent of the Buyer Parties, at any time prior to the Confirmation Date, to amend the Schedule of Rejected Contracts upon notice to the counterparty to such contract or lease (a) to delete any executory contract or unexpired lease listed therein, thus providing for its assumption pursuant to this Section 6.01 or (b) to add any executory contract or unexpired lease thereto, thus providing for its rejection pursuant to this Section 6.01. The Confirmation Order (except as otherwise provided therein) shall constitute an order of the Bankruptcy Court pursuant to section 365 of the Bankruptcy Code, effective as of the Effective Date, approving the assumptions and rejections hereunder. Each contract and lease assumed pursuant to this Section 6.01 shall be assumed only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Assumption of a contract or lease pursuant to this Section 6.01 shall not constitute an admission by the Debtors or the Reorganized Debtors that such contract or lease is an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors have any liability thereunder. All executory contracts and unexpired leases that are assumed will be assumed under their present terms or upon such terms as are agreed to in writing between the applicable Debtor and the counterparty to the executory contract or unexpired lease; provided, however, that any leases and executory contracts of TLC Canada that are assumed under this Plan shall be deemed to be assigned to the Canadian Buyer. Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include: (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.
          Section 6.02. Cure of Defaults for Assumed Contracts and Leases. Within fifteen (15) days after the Effective Date, the Reorganized Debtors shall pay to the nondebtor parties to such executory contracts and unexpired leases being assumed the cure amounts. The nondebtor parties to such executory contracts and unexpired leases shall have thirty (30) days from receipt of such cure amounts to object thereto. If any objections are filed, and cannot be resolved by agreement, the Bankruptcy Court shall hold a hearing to determine the cure amount with respect to the executory contract or unexpired lease subject to the objection or to otherwise resolve such objection. Any party failing to object (whether to the proposed cure amount or otherwise) within thirty (30) days after receipt of the cure amount by the Reorganized Debtors shall be forever barred from asserting, collecting, or seeking to collect from the Reorganized Debtors any amounts in excess of the cure amount or from otherwise objecting to the assumption, by the Debtors, of such executory contract or unexpired lease. Notwithstanding the foregoing, or anything else in this Article VI, with respect to any executory contract or unexpired lease which is the subject of an objection, the Reorganized Debtors shall retain the right, until five (5) Business Days after any order resolving the objection becomes a Final Order, to reject such executory contract or unexpired lease.
          Section 6.03. Resolution of Objections to Assumption of Executory Contracts and Unexpired Leases. Any party objecting to the Debtors’ proposed assumption of an executory contract or unexpired lease on any grounds other than the proposed cure amount, including, without limitation, the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed shall File and serve on counsel for the Debtors a written objection to the assumption of such contract or lease not later than thirty (30) days from service of notice of the Debtors’ intent to assume such executory contract or unexpired lease. Service of such notice shall be sufficient if served on the other party to the executory contract or unexpired lease at the address indicated on (a) the contract or lease, (b) any proof of Claim filed by such other party in respect of such contract or lease, or (c) the Reorganized Debtors’ books and records; provided, however, that if such a notice is served by the Reorganized Debtors to one of the foregoing addresses and is promptly returned as undeliverable, the Reorganized Debtors shall attempt reservice of the notice on an alternative address, if any, from the above listed sources. Failure to File an objection within the time period set forth above shall constitute an acknowledgement of the assumption and revestment of such contract or lease, subject to payment of the cure amount, if any, including an acknowledgment that the proposed assumption provided adequate assurance of future performance. To the extent that any objections to the assumption of a contract or lease are timely Filed and served and such objections are not resolved between the Debtors and the objecting parties, the Bankruptcy Court shall resolve such disputes at the Confirmation Hearing or as soon as reasonable practicable thereafter. Notwithstanding the foregoing, or anything else in this Article VI, with respect to any executory contract or unexpired lease which is subject to an objection, the Reorganized Debtors shall retain the right, until five (5) Business Days after any order resolving the objection becomes a Final Order, to reject such executory contract or unexpired lease.
          Section 6.04. Bar Date for Rejection Claims. Rejection Claims arising out of the rejection of any executory contract or unexpired lease pursuant to Section 6.01 hereof must be filed with the Bankruptcy Court no later than the later of thirty (30) days after the entry of an order rejecting such executory contract or unexpired lease or the Bar Date. Any Claim not filed within such time period shall be forever barred. The Reorganized Debtors shall have the exclusive right to object to any Claim arising out of the rejection of an executory contract or unexpired lease pursuant to the terms of Section 8.05 of this Plan.
          Section 6.05. Treatment of Rejection Claims. The Bankruptcy Court shall determine any Objections Filed in accordance with Section 8.05 hereof at a hearing to be held on a date to be determined by the Bankruptcy Court. Subject to any statutory limitation, including, but not limited to, the limitations contained in sections 502(b)(6) and 502(b)(7) of the Bankruptcy Code, any Claims arising out of the rejection of executory contracts and unexpired leases shall, pursuant to section 502(g) of the Bankruptcy Code, be treated as Class A5, B4, or C3 General Unsecured Claims, as appropriate, in accordance with Sections 3.05, 3.06, or 3.07 of the Plan.
          Section 6.06. Executory Contracts and Unexpired Leases Entered Into and Other Obligations Incurred After the Petition Date. On the Effective Date, all contracts, leases, and other agreements entered into by any or all of the Debtors on or after the Petition Date, which agreements have not been terminated in accordance with their terms on or before the Effective Date, shall revest in and remain in full force and effect as against the Reorganized Debtors and the other parties to such contracts, leases and other agreements.
          Section 6.07. Modification of Change of Control Provisions. To the extent any contracts of the Debtors contain provisions modifying their rights or the rights of the subject counterparties, or give rise to rights or obligations of the Debtors or such counterparties, as a result of a change in control of any of the Debtors, such contracts are hereby deemed to be modified such that the consummation of the transactions contemplated hereby, including the Plan Sponsor Agreement, shall not modify or give rise to any such rights or obligations.
          Section 6.08. Reorganized Debtors’ Indemnification Obligations. To the extent not inconsistent with the Plan, any obligations of the Debtors, pursuant to their respective articles of incorporation or by-laws, applicable state law or their specific agreement, to indemnify a Person with respect to all present and future actions, suits and proceedings against the Debtors, the Reorganized Debtors or such indemnified Person, based upon any act or omission related to service with, or for or on behalf of, the Debtors or the Reorganized Debtors, shall survive Confirmation of the Plan and shall not be impaired by Confirmation of the Plan, but shall be deemed and treated as executory contracts that are assumed and, as applicable, amended by the Debtors pursuant to the Plan and section 365 of the Bankruptcy Code, except to the extent any such obligation has been released, discharged or modified pursuant to the Plan. Such indemnification obligations shall survive unaffected by the Plan and shall be performed and honored by the Reorganized Debtors. The Debtors will purchase “tail” coverage to their existing D&O insurance policies pursuant to Section 6.12 of the Plan Sponsor Agreement.
          Section 6.09. Benefit Programs. Employees of TLC Canada to be transferred to the Buyers will be given full credit for their years of service with TLC Canada before the Effective Date for purposes of vesting and eligibility to participate (but not accrual of benefits for any purpose) in benefit plans, vacation and leave, severance and other programs of Buyer and its Affiliates that are made available to such employees after the Effective Date. Such employees shall cease to participate in TLC Canada’s benefit plans (other than any Assumed Benefit Plans as defined in the Plan Sponsor Agreement) as at the Effective Date and shall commence participation in the Buyers’ benefit plans as at the Effective Date. In respect of any Assumed Benefit Plan, effective as of the Effective Date, TLC Canada shall assign to the subject new employer the Assumed Benefit Plans and all of its rights, duties, obligations and liabilities under and in relation to the Assumed Benefit Plans and all related agreements. Buyer shall cause the employer to accept such assignment and become the sponsor and administrator (where applicable) of the Assumed Benefit Plans as of the Effective Date. Except and to the extent previously assumed by an order of the Bankruptcy Court on or before the Effective Date, all officer, director or employee compensation and benefit programs of Debtors TLC USA and TLC MSI entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under Section 6.01 of the Plan, but only to the extent that rights under such programs are held by such Debtors or Persons who are employees of the Debtors as of the Effective Date, and the Debtors’ obligations under such programs to Persons who are employees of the Debtors on the Effective Date shall survive Confirmation of the Plan, except for (a) executory contracts or plans specifically rejected pursuant to the Plan, and (b) executory contracts or plans that have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any plans or contracts.
ARTICLE VII.
MEANS FOR IMPLEMENTATION OF THE PLAN
          Section 7.01. Corporate Action. The entry of the Confirmation Order shall constitute authorization for the Debtors and the Reorganized Debtors to take or to cause to be taken all corporate actions necessary or appropriate to consummate and implement the provisions of the Plan prior to, on and after the Effective Date, and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court, including, without limitation, (a) the consummation of the transactions contemplated by the Plan Sponsor Agreement; (b) the election of directors and officers in accordance with Section 10.02 of the Plan; (c) the adoption of the New TLC USA Certificates of Incorporation and By-Laws; (d) the

execution and delivery of the new Senior Management Contracts; (e) the adoption of the New Management Incentive Plan; and (f) the filing of liquidation proceedings in the Canadian Court. All such actions shall be deemed to have occurred and shall be in effect pursuant to applicable non-bankruptcy law and the Bankruptcy Code, without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers and directors of the Debtors and the Reorganized Debtors are authorized and directed to execute and deliver the agreements, documents and instruments contemplated by the Plan and the Plan Supplement in the name and on behalf of the Debtors and the Reorganized Debtors to effect the actions detailed herein.
          Section 7.02. Plan Funding. The funds to be utilized to make Cash payments under this Plan have been and/or will be generated from, among other things, payments made, funds available, or obligations assumed under the Plan Sponsor Agreement, payments under the General Unsecured Creditor Note, the Cash of the Debtors as of the Effective Date, and Cash generated from operations of the Debtors or Reorganized Debtors.
          Section 7.03. Plan Sponsor Agreement. On the Effective Date, the transactions contemplated by the Plan Sponsor Agreement shall be consummated.
          Section 7.04. Articles of Organization. The New TLC USA Certificates of Incorporation and By-Laws shall contain such provisions as are required to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, (a) a prohibition on the issuance of nonvoting equity securities to the extent, and only to the extent, required by section 1123(a)(6) of the Bankruptcy Code, (b) provisions for a five (5) member Board of Directors of Reorganized TLC USA consisting of initial members who will be identified in the Plan Supplement, and (c) other provisions ordinary and customary in such situations so long as they are not inconsistent with any of the provisions contained in the foregoing (a) and (b).
          Section 7.05. Operations Between the Confirmation Date and the Effective Date. The Debtors shall continue to operate as debtors-in-possession, subject to the supervision of the Bankruptcy Court and in accordance with the provisions of the Bankruptcy Code, during the period from the Confirmation Date through and until the Effective Date.
          Section 7.06. Revesting of Assets. Except as otherwise expressly provided in the Plan, pursuant to sections 1123(a)(5), 1123(b)(3) and 1141(b) of the Bankruptcy Code, all Property comprising the Estates of each Debtor, including, but not limited to, all Avoidance Actions and all Causes of Action shall automatically be retained and revest in the relevant Reorganized Debtor or its respective successor, free and clear of all Claims, Liens, contractually-imposed restrictions, charges, encumbrances and Interests of Creditors and equity security holders on the Effective Date, with all such Claims, Liens, contractually-imposed restrictions, charges, encumbrances and Interests being extinguished except as otherwise provided in the Plan and Plan Sponsor Agreement. As of the Effective Date, each Reorganized Debtor may operate its business and use, acquire and dispose of Property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges it incurs for professional fees, disbursements, expenses, or related support services after the Effective Date without any application to the Bankruptcy Court.
          Section 7.07. Approval of Agreements. The solicitation of votes on the Plan shall be deemed a solicitation of the Holders of Claims for the approval of all other agreements and transactions contemplated by the Plan and the Plan Supplement. Entry of the Confirmation Order shall constitute approval of such agreements and transactions and the Confirmation Order shall so provide.
          Section 7.08. Adoption or Assumption of Senior Management Contracts. On the Effective Date, the Reorganized Debtors shall (i) assume existing Senior Management Contracts (each as they may be amended with the approval of the Buyer Parties), and (ii) shall enter into an employment agreement with Jim Tiffany, current President and Chief Operating Officer, and Ellen Jo Plass (on terms and conditions acceptable to the Buyer Parties).
          Section 7.09. Adoption of New Management Incentive Plan. On the Effective Date, the Buyer Parties will adopt the New Management Incentive Plan.
          Section 7.10. Corporate Structure Changes. Following the Effective Date, the Reorganized Debtors shall have the same corporate structure as existed prior to the Effective Date, as may be modified in a manner acceptable by the Buyer Parties; provided, however, that Reorganized TLC Canada shall cease all operations and the Information Officer of TLC Canada appointed by the Canadian Court shall be authorized, pursuant to powers set out in the Confirmation Order and Canadian Sanction Order, to liquidate any remaining assets of TLC Canada and distribute the net proceeds of such assets to Holders of Allowed Class B4 Claims.
ARTICLE VIII.
PRESERVATION OF CAUSES OF ACTION AND
RIGHT TO DEFEND AND CONTEST
          Section 8.01. Preservation of Rights. Except to the extent that any Claim is Allowed during the Chapter 11 Cases or expressly by this Plan, nothing, including, but not limited to, the failure of the Debtors or the Reorganized Debtors to object to a Claim or Interest for any reason during the pendency of the Chapter 11 Cases, shall affect, prejudice, diminish or impair the rights and legal and equitable defenses of the Debtors or the Reorganized Debtors with respect to any Claim or Interest, including, but not limited to, all rights of the Debtors or Reorganized Debtors to contest or defend themselves against such Claims or Interests in any lawful manner or forum when and if such Claim or Interest is sought to be enforced by the Holder thereof.
          Section 8.02. Rights of Action. Except as otherwise provided in the Plan, all Causes of Action, including Avoidance Actions, shall automatically be retained and preserved and will revest in the Reorganized Debtors. Pursuant to section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors (as representatives of the Debtors’ Estates) will retain and have the exclusive right to enforce and prosecute such Causes of Action against any Entity, that arose before the Effective Date, other than those expressly released or compromised as part of or pursuant to the Plan.

          Section 8.03. Setoffs. Except to the extent that any Claim is Allowed, the Debtors or the Reorganized Debtors, as applicable, may, but shall not be required to, set off against any Claims and the payments or distributions to be made pursuant to the Plan in respect of such Claims, any and all debts, liabilities, Causes of Action and claims of every type and nature whatsoever which the Estates, the Debtors or the Reorganized Debtors may have against their Creditors, but neither the failure to do so nor the allowance of any such Claims, whether pursuant to the Plan or otherwise, shall constitute a waiver or release by the Debtors of any such claims or Causes of Action the Debtors may have against such Creditors, and all such claims and Causes of Action which are not expressly released pursuant to the Plan shall be reserved to and retained by the Reorganized Debtors.
          Section 8.04. No Payment or Distribution Pending Allowance. All references to Claims and amounts of Claims refer to the amount of the Claim Allowed by agreement of the Debtors or Reorganized Debtors and the Holder of such Claim, by operation of law, by Final Order, or by this Plan. Notwithstanding any other provision in the Plan, no payment or distribution shall be made on account of or with respect to any Claim to the extent it is a Disputed Claim unless and until the Disputed Claim becomes an Allowed Claim.
          Section 8.05. Resolution of Disputed Claims. Unless otherwise ordered by the Court after notice and a hearing, the Reorganized Debtors shall have the exclusive right, on and after the Effective Date, to File Objections to Claims (except those specifically Allowed by this Plan) and shall serve a copy of each such objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than the Claims Objection Deadline. The foregoing deadlines may be extended by order of the Court. An Objection to any Claim shall be deemed properly served on the Holder thereof if the Reorganized Debtors effect service in any of the following manners: (a) in accordance with Rule 4 of the Federal Rules of Civil Procedure, as modified and made applicable by Federal Rule of Bankruptcy Procedure 7004; (b) by first class mail, postage prepaid, on the signatory on the proof of claim or other representative identified in the proof of Claim or any attachment thereto; or (c) by first class mail, postage prepaid, on any counsel that has appeared on the Holder’s behalf in the Chapter 11 Cases.
ARTICLE IX.
CONDITIONS TO CONFIRMATION AND CONSUMMATION OF THE PLAN
          Section 9.01. Conditions to Confirmation. The Confirmation Order shall not be entered unless and until the following conditions have occurred or have been duly waived (if waivable) pursuant to Section 9.03 below:
               (a) the Plan, including any amendments, modifications, or supplements thereto, and all documentation contemplated by the Plan, shall be in form and substance reasonably satisfactory to the Buyer Parties;
               (b) no default or event of default shall have occurred under the Junior DIP Loan Agreement;
               (c) the Bankruptcy Court shall have entered the Plan Sponsor Order;

               (d) the Canadian Court shall have entered the Canadian Recognition Order;
               (e) all material third party consents and waivers shall have been obtained, reasonably satisfactory to the Buyer Parties; and
               (f) the Debtors shall not be in breach of the Plan Sponsor Agreement.
               Section 9.02. Conditions to Effective Date. The Plan shall not be consummated, and the Effective Date shall not occur, unless and until the following conditions have occurred or have been duly waived (if waivable) pursuant to Section 9.03 below:
               (a) the Bankruptcy Court shall have approved the information contained in the Disclosure Statement as adequate;
               (b) the Confirmation Order, which order shall be in form and substance satisfactory to the Debtors and Buyer Parties, shall have been entered and shall not be stayed by order of a court of competent jurisdiction;
               (c) the Bankruptcy Court shall have entered an order confirming the Plan, which order shall be in form and substance satisfactory to the Debtors and Buyer Parties
               (d) all documents and agreements required to be executed or delivered under the Plan on or prior to the Effective Date shall have been executed and delivered by the parties thereto;
               (e) the Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) authorizing and directing the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, indentures and other agreements or documents created, amended, supplemented, modified or adopted in connection with the Plan;
               (f) the Canadian Court shall have entered the Canadian Sanction Order;
               (g) the Debtors’ obligations under the Junior DIP Financing shall have been paid in full;
               (h) the New Debtors Certificates of Incorporation shall have been filed with the applicable authority of each Reorganized Debtors’ jurisdiction of incorporation or organization in accordance with such jurisdiction’s applicable law;
               (i) all authorizations, consents and regulatory approvals required, if any, in connection with the Plan’s effectiveness shall have been obtained;
               (j) the conditions to closing under the Plan Sponsor Agreement shall have been satisfied;

               (k) the Buyer Parties shall have issued the General Unsecured Creditor Note to the Disbursing Agent;
               (l) the Senior Management Contracts shall have been entered into by the parties thereto (as applicable); and
               (m) all Plan Documents shall have been adopted, shall be in full force and effect and shall be in form and substance acceptable to the Debtors and the Buyer Parties.
          Section 9.03. Waiver of Conditions to Confirmation and Consummation. The conditions to confirmation in Section 9.01 and to consummation in Section 9.02 (other than 9.02(a) and (b)) may be waived at any time by a writing signed by an authorized representative of each of the Debtors and the Buyer Parties without notice or order of the Bankruptcy Court or any further action other than proceeding to consummation of the Plan.
          Section 9.04. Effect of Failure or Absence of Waiver of Conditions Precedent to the Effective Date of the Plan. In the event that one or more of the conditions specified in Section 9.02 of the Plan have not occurred (or been waived) within ninety (90) days after entry of the Confirmation Order, upon notification submitted by the Debtors to the Bankruptcy Court, (a) the Confirmation Order, automatically and without further order of the Bankruptcy Court, shall be deemed, vacated, null and void, with no force or legal effect whatsoever, (b) no distributions under the Plan shall be made, (c) all Property of the Estates shall revest in the Debtors’ Estates, (d) the Debtors and all Holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (e) the Debtors’ obligations with respect to the Claims and Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Interests by or against the Debtors or any other Person or Entity or to prejudice in any manner the rights of the Debtors or any Person or Entity in any further proceedings involving the Debtors.
ARTICLE X.
OPERATION AND MANAGEMENT OF THE REORGANIZED DEBTORS
          Section 10.01. Post-Effective Date Operation of Business. From and after the Effective Date, the Reorganized Debtors will continue to exist as separate corporate entities, in accordance with the applicable law in the respective jurisdictions in which they are incorporated and pursuant to the New TLC USA Certificates of Incorporation and By-Laws and the existing Certificates of Incorporation and By-Laws of TLC Canada and TLC MSI.
          Section 10.02. Post Effective Date Officers and Directors. On the Effective Date, the officers of the Reorganized Debtors (a) shall be the individuals with such titles as set forth in the Plan Supplement, and (b) will be reimbursed for all reasonable costs and expenses, and will receive compensation, as set forth in the Senior Management Contracts or such other employment arrangements, with all such payments to be made by the respective Reorganized Debtors. The members of each of the Boards of Directors of the Reorganized Debtors, which shall serve starting on the Effective Date, will be identified in the Plan Supplement.

ARTICLE XI.
EFFECTS OF CONFIRMATION
          Section 11.01. Discharge. To the fullest extent permitted by applicable law (including, without limitation, section 105 of the Bankruptcy Code), and except as otherwise provided in the Plan or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or Properties, regardless of whether any Property shall have been distributed or retained pursuant to the Plan on account of such Claims. Upon the Effective Date, and except as expressly contemplated in this Plan, the Debtors, and each of them, shall: be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, debts (as such term is defined in section 101(12) of the Bankruptcy Code), Liens, security interests, and encumbrances of and against all Property of the respective Estates, the Debtors, or the Reorganized Debtors that arose prior to the Effective Date, including, without limitation, all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) such Claim has been Allowed pursuant to section 502 of the Bankruptcy Code, or (ii) the Holder of such Claim has voted to accept the Plan. Further, as of the Effective Date, all entities, including, without limitation, all Holders of Claims or Interests, shall be barred and enjoined from asserting against the Debtors or the Reorganized Debtors, their successors or their Property any other or further Claims, debts, rights, Causes of Action, liabilities or Interests relating to the Debtors based upon any act, omission, transaction or other activity of any nature that occurred prior to the Effective Date, except for those obligations expressly created by, or reserved in, this Plan. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge and termination shall void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.
          Section 11.02. Injunction.
               (a) Discharged Claims and Terminated Interests. Except as otherwise expressly provided for in the Plan or the Confirmation Order and to the fullest extent authorized or provided by the Bankruptcy Code, including sections 524 and 1141 thereof, the entry of the Confirmation Order shall, provided that the Effective Date occurs, permanently enjoin all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is Impaired or terminated pursuant to the terms of the Plan from taking any of the following actions against the Debtors, the Reorganized Debtors or their Property on account of any such discharged Claims, debts or liabilities or such terminated Interests or rights: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (ii) enforcing, levying, attaching, collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order; (iii) creating, perfecting or enforcing in any manner, directly or indirectly, any Lien or encumbrance of any kind; (iv) asserting any setoff, offset, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due to the Debtors or the Reorganized Debtors; and (v) proceeding in any manner in any place whatsoever, including employing any process, that does not conform to or comply with or is inconsistent with the provisions of the Plan.
               (b) Released Claims. As of the Effective Date, the Confirmation Order shall constitute an injunction permanently enjoining any Person that has held, currently holds or may hold a Claim, demand, debt, right, Cause of Action or liability that is released pursuant to Section 11.04 of the Plan from enforcing or attempting to enforce any such Claim, demand, debt, right, Cause of Action or liability against any (i) Debtor, (ii) Reorganized Debtor, (iii) Releasee, or (iv) Exculpated Person, or any of their respective Property, based on, arising from or relating to, in whole or in part, any act, omission, or other occurrence taking place on or prior to the Effective Date with respect to or in any way relating to the Chapter 11 Cases, all of which claims, demands, debts, rights, Causes of Action or liabilities shall be deemed released on and as of the Effective Date; provided, however, this injunction shall not apply to (a) any claims Creditors may assert under the Plan to enforce their rights thereunder to the extent permitted by the Bankruptcy Code or (b) any claims Creditors or other third parties may have against each other, which claims are not related to the Debtors and the Reorganized Debtors, it being understood, however, that any defenses, offsets or counterclaims of any kind or nature whatsoever which the Debtors may have or assert in respect of any of the claims of the type described in (a) or (b) of this proviso are fully preserved.
          Section 11.03. Exculpation. None of the Debtors, Reorganized Debtors or Exculpated Persons shall have or incur any liability to any Person, including, without limitation, any Holder of a Claim or Interest or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or affiliates or any of their successors or assigns, for: (i) any act taken or omission made in connection with, relating to, or arising out of, the Chapter 11 Cases; (ii) Filing, negotiating, prosecuting, administering, formulating, implementing, confirming or consummating this Plan; or (iii) the Property to be distributed under this Plan, including all activities leading to the promulgation and confirmation of the Plan, the Disclosure Statement (including any information provided or statement made in the Disclosure Statement or omitted therefrom), or any contract, instrument, release or other agreement or document created in connection with or related to the Plan or the administration of the Debtors or these Chapter 11 Cases; provided, however, that the foregoing exculpation shall not apply to any act of gross negligence or willful misconduct.
          Section 11.04. Releases.
               (a) Releases by Debtors. Effective as of the Effective Date, and except as otherwise provided in the Plan or the Confirmation Order, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and the Reorganized Debtors, in their individual capacities and as debtors in possession, will be deemed to have forever released, waived and discharged the Releasees from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, and other agreements or documents delivered thereunder), whether for tort, contract, violations of federal or state securities laws, or otherwise, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction, event or other occurrence, including actions in connection with indebtedness for money borrowed by the Debtors, taking place on or prior to the Effective Date in any way relating to any of the Debtors, the Reorganized Debtors, the Chapter 11 Cases, or the Plan, and the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan (other than claims based on gross negligence or willful misconduct) arising on or prior to the Effective Date, that the Debtors or the Reorganized Debtors have, had or may have, provided, however, that no Releasee shall be released or discharged from any Claims, obligations, suits, judgments, debts or Causes of Action arising out of or in connection with indebtedness for money borrowed by any such person from any of the Debtors, provided¸ however, that such release provisions will not impact, modify or limit the ability of the Debtors or the Reorganized Debtors to take any defensive measure, including, without limitation, as to impleading any party into such matter, necessary to respond to any litigation, adversary proceeding or other proceeding that may be brought by any other party in interest to the bankruptcy proceeding or in relation thereto, as necessary to fully and properly protect their interests. Notwithstanding anything to the contrary contained herein, the Plan shall not release former officers of the Debtors from any continuing obligations the former officers owe to the Debtors under employment, separation, severance, non-competition, non-disclosure or proprietary rights agreements existing between the Debtors and the former officers.
               (b) Releases by Holders of Claims and Interests. Effective as of the Effective Date, and except as otherwise provided in the Plan or the Confirmation Order, in consideration for the obligations of the Debtors under the Plan and the payments, contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, each Holder of a Claim or Interest and any Affiliate of any such Holder (as well as any trustee or agent on behalf of each such Holder) that either affirmatively votes in favor of the Plan or is deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, shall be deemed to have forever waived, released and discharged (i) the Debtors, (ii) the Reorganized Debtors, and (iii) the Releasees from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether for tort, contract, violations of federal or state securities laws or otherwise, or whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to any of the Debtors or the Plan that such person or entity has, had or may have against the Debtors, the Releasees, the Junior DIP Lenders and the Junior DIP Agent, and each of their respective present or former directors, affiliates, officers, employees, attorneys, accountants, underwriters, investment bankers, professionals, financial advisors and agents (acting in such capacity and excluding claims based on gross negligence or willful misconduct); provided however that, the foregoing provision will not impact, modify or limit the ability of any such party to take any defensive measure, including, without limitation, as to impleading any party into such matter, necessary to respond to any litigation, adversary proceeding or other proceeding that may be brought by any other party in interest to the bankruptcy proceeding or in relation thereto, as necessary to fully and properly protect its interests.

          Section 11.05. Indemnification. To the extent not inconsistent with the Plan or the Confirmation Order and to the fullest extent permitted by applicable law, including, but not limited to, the extent provided in their constituent documents, contracts (including, but not limited to, employment agreement or indemnification agreement), statutory law or common law, the Reorganized Debtors will indemnify, hold harmless and reimburse the Exculpated Persons from and against any and all losses, claims, Causes of Action, damages, fees, expenses, liabilities and actions: (a) for any act taken or omission made in good faith in connection with or in any way related to negotiating, formulating, implementing, confirming or consummating the Plan, the Disclosure Statement, or any contract, instrument, release or other agreement or document created in connection with the Plan or the administration of the Chapter 11 Cases; or (b) for any act or omission in connection with or arising out of the administration of the Plan or the Property to be distributed under the Plan or the operations or activities of the Reorganized Debtors, and any Claims of any such Exculpated Person against the Debtors or the Reorganized Debtors on account of such indemnification obligations shall be unaltered and Unimpaired within the meaning of section 1124(1) of the Bankruptcy Code, except that none of the Debtors or the Reorganized Debtors shall have any obligation to indemnify any Exculpated Person for any acts or omissions that constitute gross negligence or willful misconduct as such is finally determined by a court of competent jurisdiction. Such indemnification obligations shall survive unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.
          Section 11.06. Other Documents and Actions. The Debtors and the Reorganized Debtors are authorized to execute such documents and take such other action as is necessary to effectuate the transactions provided for in the Plan.
          Section 11.07. Term of Injunctions or Stays. Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105(a) or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.
          Section 11.08. Preservation of Insurance. Except as necessary to be consistent with the Plan, the Plan and the discharge provided herein shall not diminish or impair: (a) the enforceability of insurance policies that may cover Claims against the Debtors or any other Person or Entity; or (b) the continuation of workers’ compensation programs in effect, including self-insurance programs.
          Section 11.09. Guaranties. Notwithstanding the existence of guaranties by the Debtors of obligations of any Entity or Entities, and the Debtors’ joint obligations with another Entity or Entities with respect to the same obligations, all Claims against the Debtors based upon any such guaranties shall be satisfied, discharged and released in the manner provided in this Plan and the Holders of Claims shall be entitled to only one distribution with respect to any given obligation of the Debtors.
          Section 11.10. Subordination Rights. Any distributions under the Plan shall be received and retained free of and from any obligations to hold or transfer the same to any other Creditor, and shall not be subject to levy, garnishment, attachment or other legal process by any Holder by reason of claimed contractual subordination rights and such subordination rights shall be waived and the Confirmation Order shall constitute an injunction enjoining any Person from enforcing or attempting to enforce any contractual, legal or equitable subordination rights to Property distributed under the Plan, in each case other than as provided in the Plan.
          Section 11.11. No Successor Liability. Except as otherwise expressly provided in the Plan, the Debtors and the Reorganized Debtors do not, pursuant to the Plan or otherwise, assume, agree to perform, pay, or indemnify or otherwise have any responsibilities for any liabilities or obligations of the Debtors relating to or arising out of the operations of or assets of the Debtors, whether arising prior to, on, or after the Effective Date. The Reorganized Debtors are not, and shall not be, successors to the Debtors by reason of any theory of law or equity, and none shall have any successor or transferee liability of any kind or character, except that the Reorganized Debtors shall assume the obligations specified in the Plan and the Confirmation Order.
ARTICLE XII.
RETENTION OF JURISDICTION
          Section 12.01. Exclusive Jurisdiction of Bankruptcy Court. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain after the Effective Date exclusive jurisdiction of all matters arising out of, arising in or related to the Chapter 11 Cases to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:
               (a) classify or establish the priority or secured or unsecured status of any Claim (whether Filed before or after the Effective Date and whether or not contingent, Disputed or unliquidated) or resolve any dispute as to the treatment of any Claim pursuant to the Plan;
               (b) grant or deny any applications for allowance of compensation or reimbursement of expenses pursuant to sections 330, 331 or 503(b) of the Bankruptcy Code or otherwise provided for in the Plan, for periods ending on or before the Effective Date;
               (c) determine and resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;
               (d) ensure that all payments due under the Plan, including, without limitation, payments of Allowed Administrative Claims, and performance of the provisions of the Plan are accomplished as provided herein and resolve any issues relating to distributions to Holders of Allowed Claims pursuant to the provisions of the Plan;
               (e) construe, take any action and issue such orders, prior to and following the Confirmation Date and consistent with section 1142 of the Bankruptcy Code, as may be necessary for the enforcement, implementation, execution and consummation of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, including, without limitation, the Disclosure Statement and the Confirmation

Order, for the maintenance of the integrity of the Plan and protection of the Reorganized Debtors in accordance with sections 524 and 1141 of the Bankruptcy Code following consummation;
               (f) determine and resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, implementation or enforcement of the Plan Sponsor Agreement, the Plan (and all Exhibits to the Plan and the Plan Supplement) or the Confirmation Order, including the indemnification and injunction provisions set forth in and contemplated by the Plan Sponsor Agreement, the Plan or the Confirmation Order, or any Entity’s rights arising under or obligations incurred in connection therewith;
               (g) hear any application of the Debtors or Reorganized Debtors to modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code and Section 13.04 hereof or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code and the Plan;
               (h) issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;
               (i) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;
               (j) determine any other matters that may arise in connection with or relating to the Plan Sponsor Agreement, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan Sponsor Agreement, the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided in the Plan;
               (k) determine such other matters and for such other purposes as may be provided in the Confirmation Order;
               (l) hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code;
               (m) hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan;
               (n) enter a final decree closing the Chapter 11 Cases;
               (o) determine and resolve any and all controversies relating to the rights and obligations of the Disbursing Agent in connection with the Chapter 11 Cases;

               (p) allow, disallow, determine, liquidate or estimate any Claim, including the compromise, settlement and resolution of any request for payment of any Claim, the resolution of any Objections to the allowance of Claims and to hear and determine any other issue presented hereby or arising hereunder, including during the pendency of any appeal relating to any Objection to such Claim (to the extent permitted under applicable law);
               (q) permit the Debtors and the Reorganized Debtors to recover all assets of the Debtors and Property of their respective Estates, wherever located;
               (r) hear and determine any motions or contested matters involving taxes, tax refunds, tax attributes and tax benefits and similar or related matters with respect to the Debtors or the Debtors’ respective Estates arising prior to the Effective Date or relating to the period of administration of the Chapter 11 Cases, including, without limitation, matters concerning federal, state and local taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;
               (s) hear and determine any motions, applications, adversary proceedings, contested matters and other litigated matters pending on, Filed or commenced after the Effective Date that may be commenced by the Debtors or the Reorganized Debtors thereafter, including Avoidance Actions, proceedings with respect to the rights of the Debtors or their Estates to recover Property under sections 542, 543 or 553 of the Bankruptcy Code, or proceedings to otherwise collect to recover on account of any claim or Cause of Action that the Debtors may have; and
               (t) hear any other matter not inconsistent with the Bankruptcy Code.
          Section 12.02. Failure of Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction over any matter arising under, arising in or related to the Debtors, including with respect to the matters set forth above in Section 12.01 hereof, this Article XII shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such subject matter.
ARTICLE XIII.
MISCELLANEOUS PROVISIONS
          Section 13.01. Binding Effect of Plan. The provisions of the Plan shall be binding upon and inure to the benefit of the Debtors, the Estates, the Reorganized Debtors, any Holder of any Claim or Interest treated herein or any Person named or referred to in the Plan, and each of their respective heirs, executors, administrators, representatives, predecessors, successors, assigns, agents, officers and directors, and, to the fullest extent permitted under the Bankruptcy Code and other applicable law, each other Person affected by the Plan.
          Section 13.02. Withdrawal of the Plan. The Debtors reserve the right, at any time prior to Confirmation of the Plan, though subject to the terms of the Plan Sponsor Agreement, to withdraw the Plan. If the Plan is withdrawn, the Plan shall be null and void and have no force and effect. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.
          Section 13.03. Final Order. Except as otherwise expressly provided in the Plan, any requirement in the Plan for a Final Order may be waived by the Debtors (with the consent of the Buyer Parties) or, after the Effective Date, the Reorganized Debtors upon written notice to the Bankruptcy Court. No such waiver shall prejudice the right of any party in interest to seek a stay pending appeal of any order that is not a Final Order.
          Section 13.04. Modification of the Plan. The Debtors may alter, amend or modify the Plan (with the consent of the Buyer Parties) in accordance with section 1127 of the Bankruptcy Code or as otherwise permitted at any time prior to the Confirmation Date. After the Confirmation Date and prior to the substantial consummation of the Plan, and in accordance with the provisions of section 1127(b) of the Bankruptcy Code and the Bankruptcy Rules, the Debtors may (with the consent of the Buyer Parties), so long as the treatment of Holders of Claims or Interests under the Plan is not adversely affected, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order and any other matters as may be necessary to carry out the purposes and effects of the Plan; provided, however, prior notice of such proceedings shall be served in accordance with Bankruptcy Rules 2002 and 9014.
          Section 13.05. Business Days. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.
          Section 13.06. Severability. Should the Bankruptcy Court determine, prior to the Confirmation Date, that any provision of the Plan is either illegal on its face or illegal as applied to any Claim or Interest, such provision shall be unenforceable as to all Holders of Claims or Interests or to the specific Holder of such Claim or Interest, as the case may be, as to which such provision is illegal. Unless otherwise determined by the Bankruptcy Court, such a determination of unenforceability shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan. The Debtors reserve the right not to proceed with Confirmation or consummation of the Plan if any such ruling occurs. In the event that the Canadian Court does not enter an accompanying order that includes the approval of Sections 3.07(d)(2) and 3.07(f) of this Plan, such provisions are expressly severed from this Plan.
          Section 13.07. Governing Law. EXCEPT TO THE EXTENT THAT THE BANKRUPTCY CODE OR BANKRUPTCY RULES OR OTHER FEDERAL LAWS ARE APPLICABLE, AND SUBJECT TO THE PROVISIONS OF ANY CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT ENTERED INTO IN CONNECTION WITH THE PLAN, THE CONSTRUCTION, IMPLEMENTATION AND ENFORCEMENT OF THE PLAN AND ALL RIGHTS AND OBLIGATIONS ARISING UNDER THE PLAN SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS-OF-LAW PRINCIPLES WHICH WOULD APPLY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF DELAWARE.

          Section 13.08. Dissolution of Committee. On the Effective Date, any Committee shall be automatically dissolved and all of its members, Professionals and agents shall be deemed released of their duties, responsibilities and obligations, and shall be without further duties, responsibilities and authority in connection with the Debtors, the Chapter 11 Cases, the Plan or its implementation.
          Section 13.09. Payment of Fees and Expenses of the Junior DIP Agent and Junior DIP Lenders. The Debtors or the Reorganized Debtors (as applicable) shall pay the reasonable fees and expenses incurred by the Junior DIP Agent and the Junior DIP Lenders in connection with the Chapter 11 Cases and the performance of their duties pursuant to the terms of the Plan Sponsor Agreement (as long as such duties are performed prior to the Effective Date) in accordance with the provisions of the Junior DIP Order and without further Order of the Bankruptcy Court.
          Section 13.10. Payment of Statutory Fees. All U.S. Trustee’s Fee Claims, as determined, if necessary, by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.
          Section 13.11. Post-Confirmation Operating Reports. The Debtors or the Reorganized Debtors, as applicable, shall continue to file quarterly operating reports as required by the United States Trustee until such time as an order is entered under section 350(a) of the Bankruptcy Code closing the Bankruptcy Cases.
          Section 13.12. Notices. Any notice required or permitted to be provided under this Plan to the Debtors or the Reorganized Debtors, or any request for information with respect to the Plan, shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery or (c) reputable overnight delivery service, freight prepaid, to be addressed as follows:
TLC Vision (USA) Corporation
16305 Swingley Ridge Road
Chesterfield, MO 63017
Attn: William McManus
Email: wmcmanus@cdgco.com
With a copy to:
Proskauer Rose LLP
70 West Madison Street
Chicago, Illinois 60602
Attn: Mark K. Thomas
Email: mthomas@proskauer.com
          Section 13.13. Filing of Additional Documents. On or before substantial consummation of the Plan, the Debtors shall issue, execute, deliver, and File with the Bankruptcy Court or record any agreements and other documents, and take any action as may be necessary or appropriate to effectuate, consummate and further evidence the terms and conditions of the Plan.

          Section 13.14. Section 1125 of the Bankruptcy Code. The Debtors have, and upon Confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and the Debtors (and each of their respective Affiliates, officers, directors, employees, consultants, agents, advisors, members, attorneys, accountants, financial advisors, other representatives and Professionals), have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under the Plan, and are not, and on account of such offer, issuance, sale, solicitation, and/or purchase will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under the Plan.
          Section 13.15. Section 1146 Exemption. To the fullest extent permitted under section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan, if any, or the execution, delivery or recording of an instrument of transfer under the Plan, or the revesting, transfer or sale of any real or other Property of or to the Debtors or the Reorganized Debtors, shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, mortgage recording tax, intangible tax or similar tax.
          Section 13.16. Release of Liens. Upon entry of the Confirmation Order, all Liens of the Prepetition Lenders against all non-debtor guarantors under the Prepetition Credit Agreement and the related Prepetition Loan Documents shall be released. Furthermore, the Debtors are permitted to file termination statements to effectuate such releases of those Liens.
          Section 13.17. Time. Unless otherwise specified herein, in computing any period of time prescribed or allowed by the Plan, the day of the act or event from which the designated period begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day, in which event the period runs until the end of next succeeding day that is a Business Day. Otherwise, the provisions of Bankruptcy Rule 9006 shall apply.
          Section 13.18. No Attorneys’ Fees. No attorneys’ fees will be paid by the Debtors with respect to any Claim or Interest except as expressly specified herein or by order of the Bankruptcy Court (including the Junior DIP Order).
          Section 13.19. No Injunctive Relief. No Claim or Interest shall under any circumstances be entitled to specific performance or other injunctive, equitable or other prospective relief.
          Section 13.20. Non-Voting Equity Securities. The Debtors shall comply with the provisions of section 1123(a)(6) of the Bankruptcy Code.

          Section 13.21. Continued Confidentiality Obligations. Pursuant to the terms thereof, members of and advisors to the Committee, any other Holder of a Claim or Interest and their respective predecessors, successors and assigns shall continue to be obligated and bound by the terms of any confidentiality agreement executed by them in connection with these Chapter 11 Cases or the Debtors, to the extent that such agreement, by its terms, may continue in effect after the Confirmation Date.
          Section 13.22. No Admissions or Waivers. Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed an admission or waiver by the Debtors with respect to any matter set forth herein, including, without limitation, liability on any Claim or Interest or the propriety of any classification of any Claim or Interest.
          Section 13.23. Entire Agreement. The Plan (and all Exhibits to the Plan and the Plan Supplement) sets forth the entire agreement and undertakings relating to the subject matter hereof and supersedes all prior discussions and documents. The Debtors shall not be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof, other than as expressly provided for herein or as may hereafter be agreed to by the parties in writing.
          Section 13.24. Waiver. The Debtors or the Reorganized Debtors, as applicable, reserve the right to waive (with the consent of the Buyer Parties) any provision of this Plan to the extent such provision is for the sole benefit of the Debtors and/or their officers or directors.
          Section 13.25. Bar Date for Professionals. Applications for compensation for services rendered and reimbursement of expenses incurred by Professionals (a) from the Petition Date through the Effective Date or (b) at any time during the Chapter 11 Cases when such compensation is sought pursuant to sections 503(b)(2) through (b)(5) of the Bankruptcy Code, shall be Filed no later than forty-five (45) days after the Effective Date or such later date as the Bankruptcy Court approves. Such applications shall be served on (a) the Reorganized Debtors at the address set forth in Section 13.12 of the Plan, (b) counsel to the Debtors at the address set forth in Section 13.12 of the Plan, (c) the Office of the United States Trustee, 844 King Street, Room 2202, Wilmington, DE 19801, Attn: Mark Kenney, (d) counsel for Charlesbank, Goodwin Procter, LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018-1405, Attn: Brian W. Harvey, and (e) counsel to the Committee, Winston & Strawn, 200 Park Avenue, New York, NY 10166-4193, Attn: David Neier. Applications that are not timely Filed will not be considered by the Court. The Reorganized Debtors may pay any Professional fees and expenses incurred after the Effective Date without any application to the Bankruptcy Court.
CONFIRMATION REQUEST
          The Debtors hereby request confirmation of the Plan pursuant to section 1129(a) or section 1129(b) of the Bankruptcy Code.
Dated: February 12, 2010

TLC VISION CORPORATION; TLC VISION (USA) CORPORATION; AND TLC MANAGEMENT SERVICES INC.
By:	/s/ Michael F. Gries
Title: Chief Restructuring Officer